Execution copy

CREDIT AGREEMENT
DATED AS OF
April 13, 2015
AMONG
BLACK HILLS CORPORATION,
as the Borrower,
THE FINANCIAL INSTITUTIONS PARTY HERETO,
as Banks
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

J.P. MORGAN SECURITIES LLC,
COBANK, ACB,
THE BANK OF NOVA SCOTIA,
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
U.S. BANK NATIONAL ASSOCIATION, and
WELLS FARGO SECURITIES LLC,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS
(This Table of Contents is not part of the Agreement)

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EXHIBITS
EXHIBIT A    Form of Note
EXHIBIT B    Form of Compliance Certificate
EXHIBIT C    Form of Assignment and Assumption Agreement
EXHIBIT D    Voting Participant Information
SCHEDULES
SCHEDULE 2.1    Commitments
SCHEDULE 4    Administrative Agent’s Notice and Payment Info
SCHEDULE 5.2    Existing Subsidiaries; Material Subsidiaries
SCHEDULE 5.5    Litigation
SCHEDULE 5.11    Environmental Matters
SCHEDULE 7.9    Existing Liens
SCHEDULE 7.14    Existing Investments
SCHEDULE 7.15(c)    Existing Secured Indebtedness
SCHEDULE 7.18    Restrictions on Distributions

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CREDIT AGREEMENT
CREDIT AGREEMENT, dated as of April 13, 2015 among Black Hills Corporation, a South Dakota corporation (“Borrower”), the financial institutions from time to time party hereto (each a “Bank,” and collectively the “Banks”), and JPMORGAN CHASE BANK, N.A., in its capacity as agent for the Banks hereunder (including its branches and Affiliates, in such capacity, the “Administrative Agent”).
WITNESSETH THAT:
WHEREAS, the Borrower desires to obtain the several commitments of the Banks to make available a term loan, as described herein; and
WHEREAS, the Banks are willing to extend such commitments subject to all of the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth.
NOW, THEREFORE, in consideration of the recitals set forth above and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.	DEFINITIONS; INTERPRETATION.
Section 1.1    Definitions. The following terms when used herein have the following meanings:
“Adjusted LIBOR” is defined in Section 2.3(b) hereof.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with their correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event for purposes of this definition: (i) any Person which owns directly or indirectly twenty percent (20%) or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or twenty percent (20%) or more of the partnership or other ownership interests of any other Person will be deemed to control such corporation or other Person; and (ii) each director and executive officer of the Borrower or any Subsidiary of the Borrower shall be deemed an Affiliate of the Borrower and each of its Subsidiaries.
“Administrative Agent” is defined in the first paragraph of this Agreement and includes any successor Administrative Agent pursuant to Section 10.7 hereof.
“Agreement” means this Credit Agreement, including all Exhibits and Schedules hereto, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.
“Applicable Margin” means, at any time (i) with respect to Base Rate Loans, a rate of interest equal to zero percent (0.0%) per annum, and (ii) with respect to Eurodollar Loans, a rate of interest equal to nine-tenths of one percent (0.9%) per annum.
“Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

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“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering.
“Arrangers” means, collectively, JPMorgan Securities LLC, CoBank, ACB, The Bank of Nova Scotia, The Bank of Tokyo-Mitsubishi UFJ, Ltd., U.S. Bank National Association and Wells Fargo Securities LLC.
“Assignment and Assumption” means an assignment and assumption entered into by a Bank and an Eligible Assignee (with the consent of any party whose consent is required by the terms hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.
“Authorized Representative” means those persons whose specimen signatures are included in the incumbency certificate provided by the Borrower pursuant to Section 6.1(c) hereof, or any further or different officer of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.
“Bank” and “Banks” are defined in the first paragraph of this Agreement.
“Base Rate” is defined in Section 2.3(a) hereof.
“Base Rate Loan” means a Loan bearing interest prior to maturity at a rate specified in Section 2.3(a) hereof.
“BHP” means Black Hills Power, Inc., a South Dakota corporation.
“Borrower” is defined in the first paragraph of this Agreement.
“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Banks on a single date and for a single Interest Period. Borrowings of Loans are made by and maintained ratably for each of the Banks according to their Percentages. A Borrowing is “advanced” on the day Banks advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing and is “converted” when such Borrowing is changed from one type of Loan to the other, all as requested by the Borrower pursuant to Section 2.5(a) hereof.
“Business Day” means any day other than a Saturday or Sunday on which Banks are not authorized or required to close in New York, New York, Chicago, Illinois or Rapid City, South Dakota and, if the applicable Business Day relates to the borrowing or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollars in the interbank market in London, England.
“Capital” means, as of any date of determination thereof, without duplication, the sum of (A) Consolidated Net Worth plus (B) all Recourse Indebtedness.
“Capital Lease” means at any date any lease of Property which, in accordance with GAAP, would be required to be capitalized on the balance sheet of the lessee.
“Capitalized Lease Obligations” means, for any Person, the amount of such Person’s liabilities under Capital Leases determined at any date in accordance with GAAP.

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“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Bank, if later, the date on which such Bank becomes a Bank), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any governmental authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any governmental authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.
“Change of Control Event” means one or more of the following events:
(a)    less than a majority of the members of the Board of Directors of the Borrower shall be persons who either were (i) nominated and approved by the Board of Directors of the Borrower serving as of the Effective Date or (ii) appointed by directors so nominated and approved; or
(b)    the stockholders of the Borrower shall approve any plan or proposal for the liquidation or dissolution of the Borrower; or
(c)    a Person or group of Persons acting in concert (other than the direct or indirect beneficial owners of the Voting Stock of the Borrower as of the Effective Date) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the direct or indirect beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time) of Voting Stock of the Borrower representing more than twenty percent (20%) of the combined voting power of the outstanding Voting Stock or other ownership interests for the election of directors or shall have the right to elect a majority of the Board of Directors of the Borrower; or
(d)    except as permitted by Section 7.12 hereof, the Borrower ceases at any time to own one hundred percent (100%) of the Voting Stock and other equity interests of any Material Subsidiary (or such lower percentage that the Borrower owns at the time of organization or acquisition of such Material Subsidiary).
“CLF&P” means Cheyenne Light, Fuel & Power Company, a Wyoming corporation.
“CLF&P Indenture” means that certain Restated Indenture of Mortgage, Deed of Trust, Security Agreement and Financing Statement, dated as of November 20, 2007, between CLF&P and Wells Fargo Bank, National Association, as Trustee, together with all amendments and supplemental indentures thereto, and the first mortgage bonds issued in connection therewith.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment” and “Commitments” are defined in Section 2.1 hereof.
“Compliance Certificate” means a certificate in the form of Exhibit B hereto.

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“Consolidated Assets” means all assets which should be listed on the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP.
“Consolidated Net Worth” means, as of any time the same is to be determined, the total shareholders’ equity (including capital stock, additional paid-in-capital and retained earnings after deducting treasury stock, but excluding (to the extent otherwise included in calculating shareholders’ equity), minority interests in Subsidiaries) which would appear on the consolidated balance sheet of the Borrower determined on a consolidated basis in accordance with GAAP.
“Consolidated Subsidiary” means, as to any Person, each subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated, with the financial statements of such Person in accordance with GAAP, including principles of consolidation.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its Property is bound.
“Controlled Group” means all members of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control that, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
“Credit Documents” means this Agreement, the Notes and all other documents executed in connection herewith or therewith.
“Credit Event” means any Borrowing.
“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.
“Defaulting Bank” means any Bank, as reasonably determined by the Administrative Agent, that has (a) failed to pay over to the Administrative Agent or any other Bank any other amount required to be paid by it hereunder within three (3) Business Days after the date when due, unless the subject of a good faith dispute, or (b) become (i) or is insolvent or has a parent company that has become or is insolvent or (ii) the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it or has taken any corporate or board or other action seeking or agreeing to the appointment of any such Person; provided, a Bank shall not become a Defaulting Bank solely as the result of the acquisition or maintenance of an ownership interest in such Bank or Person controlling such Bank or the exercise of control over a Bank or Person controlling such Bank by a governmental authority or an instrumentality thereof.
“Derivative Arrangement” means any agreement (including any master agreement and any agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, forward foreign exchange agreement, rate cap, collar or floor agreement, future agreement, currency swap agreement, cross-currency rate swap

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agreement, swaption, currency option, that relates to fluctuations in raw material prices or utility or energy prices or other costs, or any other similar agreement, including any option to enter into any of the foregoing, or any combination of any of the foregoing. “Derivative Arrangements” shall include all such agreements or arrangements made or entered into at any time, or in effect at any time, whether or not related to a Loan.
“Derivative Obligations” means, with respect to any Person, all liabilities of such Person under any Derivative Arrangement (including but not limited to obligations and liabilities arising in connection with or as a result of early or premature termination of a Derivative Arrangement, whether or not occurring as a result of a default thereunder), absolute or contingent, now or hereafter existing or incurred or due or to become due.
“Designated Persons” means a person or entity (a) listed in the annex to any Executive Order or (b) named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list (the “SDN List”) or that is otherwise the subject of any Sanctions Laws and Regulations.
“Effective Date” means April 13, 2015.
“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Eligible Assignee” means (a) a Bank, (b) an Affiliate of a Bank, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided notwithstanding the foregoing, “Eligible Assignee” shall not include any Ineligible Institution.
“Environmental Claim” means any claim, action, investigation or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigation, cleanup, removal, remediation, post-remedial activities, restoration, oversight, site security or costs thereof or related thereto, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (a) the presence, or Release of any Hazardous Materials at any location, whether or not owned, leased or operated by the Borrower or any of its Subsidiaries, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental and Health Laws.
“Environmental and Health Laws” means any and all federal, state, regional, county, local and foreign statutes, laws, common law, regulations, ordinances, judgments, orders (including, without limitation, administrative orders), permits, licenses and governmental rules or restrictions relating to human health, safety (including without limitation occupational safety and health standards), pollution, natural resources, conservation or the environment, or to emissions, discharges, Releases or threatened Releases of pollutants, contaminants, Hazardous Materials or wastes into the environment, (including without limitation ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Materials or wastes, or the removal, investigation or clean-up (including but not limited to oversight, security and relocation) or other remediation thereof.

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“Environmental Liabilities” means all liabilities, obligations or responsibilities to conduct or pay for any type of removal, investigation, cleanup, remediation, post-remedial activities, restoration, oversight, site security pertaining to Hazardous Materials, pollutants, contaminants or any other substance regulated under Environmental and Health Laws, or take any other action at any location (including without limitation the reserve or expenditure of monies) to address actual or potential liability under Environmental and Health Laws or to comply or assure continued compliance with Environmental and Health Laws, and all Environmental Claims pending or threatened against the Borrower or its Subsidiaries or against any Person whose liability for any Environmental Claim the Borrower or its Subsidiaries may have retained or assumed, either contractually or by operation of law.
“ERISA” is defined in Section 5.8 hereof.
“Eurodollar Loan” means a Loan bearing interest prior to its maturity at the rate specified in Section 2.3(b) hereof.
“Eurodollar Reserve Percentage” is defined in Section 2.3(b) hereof.
“Event of Default” means any of the events or circumstances specified in Section 8.1 hereof.
“Executive Order” has the meaning assigned to such term in the definition of Sanctions Laws and Regulations.
“Existing Credit Agreement” means that certain Credit Agreement, dated as of June 21, 2013, among Borrower, the financial institutions parties thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated or otherwise modified as of the date hereof.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles as in effect in the United States from time to time, applied by the Borrower and its Subsidiaries on a basis consistent with the preparation of the Borrower’s financial statements furnished to the Banks as described in Section 5.4 hereof.
“Granting Bank” has the meaning specified in Section 11.10(h) hereof.

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“Guarantee” means, in respect of any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligations of another Person, including, without limitation, by means of an agreement to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to maintain financial covenants, or to assure the payment of such Indebtedness by an agreement to make payments in respect of goods or services regardless of whether delivered, or otherwise, provided, that the term “Guarantee” shall not include endorsements for deposit or collection in the ordinary course of business; and such term when used as a verb shall have a correlative meaning.
“Hazardous Material” means any chemical, substance or material, the generation, use, storage, transportation or disposal of which, is prohibited, limited or regulated by any Environmental and Health Law, and includes, without limitation, (a) asbestos, polychlorinated biphenyls, dioxins and petroleum or its by-products or derivatives (including crude oil or any fraction thereof), lead-based paint, mold and radon, and (b) any material or substance the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, Release, disposal, abatement, cleanup, removal, remediation or handling of which, is prohibited, controlled or regulated pursuant to any Environmental and Health Law.
“Immaterial Subsidiary” shall mean, any direct or indirect subsidiary of the Borrower (i) whose total assets (as determined in accordance with GAAP) do not represent at least ten percent (10%) of the total assets (as determined in accordance with GAAP) of the Borrower and its subsidiaries on a consolidated basis or (ii) whose total revenues (as determined in accordance with GAAP) do not represent at least ten percent (10%) of the total revenues (as determined in accordance with GAAP) of the Borrower and its subsidiaries on a consolidated basis, provided that no subsidiary shall be deemed an Immaterial Subsidiary to the extent (a) the total assets of such subsidiary, when combined with the total assets of other subsidiaries which are Immaterial Subsidiaries, represent at least twenty percent (20%) of the total assets (as determined in accordance with GAAP) of the Borrower and its subsidiaries on a consolidated basis or (ii) the total revenues of such subsidiary, when combined with the total revenues of other Immaterial Subsidiaries, (as determined in accordance with GAAP) represent at least twenty percent (20%) of the total revenues (as determined in accordance with GAAP) of the Borrower and its subsidiaries on a consolidated basis. As used in this definition “subsidiary” shall mean any Person whose financial statements are consolidated into the financial statements of the Borrower in accordance with GAAP.
“Impacted Bank” means any Bank that fails promptly to provide the Administrative Agent, upon the Administrative Agent’s reasonable request therefor, reasonably satisfactory assurance that such Bank will not become a Defaulting Bank.
“Indebtedness” means, as to any Person, without duplication: (i) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (ii) all obligations of such Person for the deferred purchase price of property or services (other than in respect of trade accounts payable arising in the ordinary course of business which are not past-due); (iii) all Capitalized Lease Obligations of such Person; (iv) all Indebtedness of others secured by a Lien on any properties, assets or revenues of such Person (other than stock, partnership interests or other equity interests of the Borrower or any Subsidiary of the Borrower in other entities) to the extent of the lesser of the value of the property subject to such Lien or the amount of such Indebtedness; (v) all Guarantees issued by such Person, provided that Long-Term Guaranties shall not be deemed “Indebtedness” for purposes of calculating the Borrower’s compliance with the financial covenants set forth in Section 7.17 hereof; (vi) all obligations of such Person, contingent or otherwise, in respect of any letters or credit (whether commercial or standby) or bankers’ acceptances, (vii) all Derivative Obligations of such Person, provided that for purposes of determining the Borrower’s compliance with the financial covenants set forth in

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Section 7.17 hereof, only the Borrower’s Derivative Obligations under Derivative Arrangements which must be marked-to-market in accordance with GAAP shall be included as Indebtedness of the Borrower, and (viii) all obligations of such Person under synthetic (and similar type) lease arrangements, provided that for purposes of calculating such Person’s Indebtedness under such synthetic (or similar type) lease arrangements, such lease arrangement shall be treated as if it were a Capital Lease.
“Ineligible Institution” means (i) a natural person, (ii) a Defaulting Bank, (iii) the Borrower, any of its Subsidiaries or any of its Affiliates, or (iv) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.
“Interest Period” is defined in Section 2.6 hereof.
“Investments” is defined in Section 7.14 hereof.
“Lending Office” is defined in Section 9.4 hereof.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that if a LIBOR Screen Rate shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the LIBO Rate for such Interest Period shall be the Interpolated Rate; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. It is understood and agreed that all of the terms and conditions of this definition of “LIBO Rate” shall be subject to Section 2.3.
“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.
“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, including, but not limited to, the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale, security agreement or trust receipt, or a lease, consignment or bailment for security purposes. For the purposes of this definition, a Person shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, Capital Lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes, and such retention of title shall constitute a “Lien.”
“Loan” and “Loans” are defined in Section 2.1 hereof and includes a Base Rate Loan or Eurodollar Loan, each of which is a “type” of Loan hereunder.
“Long-Term Guarantee” means (i) any Guarantee issued by the Borrower or its Subsidiaries under which the holder or beneficiary of such Guarantee is not permitted under any circumstance or contingency to make demand or exercise any other remedies under such Guarantee prior to the Termination Date, as extended from time to time in accordance with the terms hereof and (ii) any coal

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mining reclamation bonds or contingent indemnity or reimbursement obligations with respect to such reclamation bonds (so long as such reclamation bonds have not been called upon).
“Material Adverse Effect” means a material adverse effect on (i) the business, financial position or results of operations of the Borrower or the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its material obligations under the Credit Documents, (iii) the validity or enforceability of the material obligations of the Borrower under any Credit Document, (iv) the rights and remedies of the Banks or the Administrative Agent against the Borrower; or (v) the timely payment of the principal of and interest on the Loans or other amounts payable by the Borrower hereunder, provided that a downgrade of the Borrower’s S&P Rating and/or Moody’s Rating and/or any other credit rating of Borrower from any other credit rating agency shall not, in and of itself, be deemed a “Material Adverse Effect” for purposes of this Agreement.
“Material Subsidiaries” means any Subsidiary of the Borrower which is not either an Immaterial Subsidiary or a Project Finance Subsidiary; all Material Subsidiaries are designated as such in Schedule 5.2, as updated from time to time in accordance with the terms of this Agreement.
“Moody’s Rating” means the rating assigned by Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency to the outstanding senior unsecured non-credit enhanced long-term indebtedness of a Person (or if neither Moody’s Investors Service, Inc. nor any such successor shall be in the business of rating long-term indebtedness, a nationally recognized rating agency in the United States of America as mutually agreed between the Required Banks and the Borrower). Any reference in this Agreement to any specific rating is a reference to such rating as defined as of the date hereof by Moody’s Investors Service, Inc. (or such a successor) and shall be deemed to refer to the equivalent rating if such rating system changes.
“Non-Defaulting Bank” means a Bank that is not a Defaulting Bank.
“Non-Recourse Indebtedness” means, without duplication, all Indebtedness of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP incurred in connection with project financings and refinancings (including project financings and refinancings of existing assets) as to which the holder of such Indebtedness has recourse solely against the assets of the Project Finance Subsidiary that incurs such Indebtedness and not against the Borrower or a Consolidated Subsidiary of the Borrower other than a Project Finance Subsidiary or any of their other assets (whether directly, through a Guarantee or otherwise), other than the pledge of the stock (or similar equity interest) of the Project Finance Subsidiary which incurred such Indebtedness. For purposes of clarification, any Indebtedness of a Project Finance Subsidiary which would otherwise constitute Non-Recourse Indebtedness but for the issuance by the Borrower or a Consolidated Subsidiary of the Borrower of a Guarantee or other document which provides recourse with respect to such Indebtedness, such Indebtedness shall for all purposes of this Agreement be deemed Non-Recourse Indebtedness so long as (i) the Borrower’s or such Consolidated Subsidiary’s obligations under such Guarantee or other document are treated for all purposes as Recourse Indebtedness hereunder, (ii) such Recourse Indebtedness of the Borrower or such Consolidated Subsidiary pursuant to such Guaranty is unsecured and is otherwise permitted by this Agreement, and (iii) such Recourse Indebtedness of the Borrower or such Consolidated Subsidiary pursuant to all such Guaranties does not in the aggregate exceed $100,000,000 at any one time outstanding.
“Note” is defined in Section 2.10(a) hereof.
“Obligations” means all fees payable hereunder, all obligations of the Borrower to pay principal of or interest on Loans, fees, expenses, indemnities, and all other payment obligations of the Borrower arising under or in relation to any Credit Document.

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“OFAC” has the meaning assigned to such term in the definition of Sanctions Laws and Regulations.
“Percentage” means, for each Bank, the percentage held by such Bank of the aggregate principal amount of all outstanding Obligations.
“Permitted Derivative Obligations” means all Derivative Obligations as to which the Derivative Arrangements giving rise to such Derivative Obligation are entered into in the ordinary course of business to hedge interest rate risk, currency risk, commodity price risk or the production of the Borrower or its Subsidiaries (and not for speculative purposes) and if such Derivative Obligation is an obligation of the Borrower, such Derivative Obligation ranks no greater than pari passu to the Obligations.
“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.
“Plan” means at any time an employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is either (i) maintained by a member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.
“PBGC” is defined in Section 5.8 hereof.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Project Finance Subsidiary” means any Subsidiary of the Borrower as to which the creditors and other holders of Indebtedness of such Subsidiary have recourse solely against the assets of such Subsidiary and not against the Borrower or any other Subsidiary of the Borrower or any of their other assets (whether directly, through a Guarantee or otherwise) other than (i) pursuant to a Guarantee permitted hereunder and (ii) the stock of such Subsidiary (or similar equity interest).
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, whether now owned or hereafter acquired.
“PUHCA” means the Public Utility Holding Company Act of 2005, as amended.
“Recourse Indebtedness” means, without duplication, all Indebtedness of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP other than Non-Recourse Indebtedness, but including first mortgage bond debt.
“Recourse Leverage Ratio” means, as of any time the same is to be determined, the ratio of the amount of (A) Recourse Indebtedness outstanding at such time to (B) the amount of Capital at such time.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

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“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any property, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.
“Required Banks” means, as of the date of determination thereof, any Banks holding in the aggregate more than fifty percent (50%) of the Percentages, provided, that at any time there are two (2) or fewer Banks, Required Banks shall mean Banks holding one hundred percent (100%) of the Percentages.
“Revolving Credit Agreement” means that certain Credit Agreement, dated as of May 29, 2014, by and among the Borrower, the financial institutions from time to time party thereto, and U.S. Bank, National Association, as administrative agent.
“S&P Rating” means the rating assigned by Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business and any successor thereto that is a nationally recognized rating agency to the outstanding senior unsecured non-credit enhanced long-term indebtedness of a Person (or, if neither such division nor any successor shall be in the business of rating long-term indebtedness, a nationally recognized rating agency in the United States as mutually agreed between the Required Banks and the Borrower). Any reference in this Agreement to any specific rating is a reference to such rating as defined as of the date hereof by Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (or such a successor), and shall be deemed to refer to the equivalent rating if such rating system changes.
“Sanctions Laws and Regulations” means (a) any sanctions, prohibitions or requirements imposed by any executive order (an “Executive Order”) or by any sanctions program administered by the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State and (b) any sanctions measures imposed by the United Nations Security Council, European Union or the United Kingdom.
“SEC” means the United States Securities and Exchange Commission.
“Security” has the same meaning as in Section 2(l) of the Securities Act of 1933, as amended.
“Solvent” means that (a) the fair value of a Person’s assets is in excess of the total amount of such Person’s debts, as determined in accordance with the United States Bankruptcy Code, and (b) the present fair saleable value of a Person’s assets is in excess of the amount that will be required to pay such Person’s debts as they become absolute and matured. As used in this definition, the term “debts” includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, as determined in accordance with the United States Bankruptcy Code.
“SPC” has the meaning specified in Section 11.10(h).
“Subsidiary” means, as to the Borrower, any corporation or other entity (i) which is consolidated into the financial statements of the Borrower in accordance with GAAP or (ii) of which more than fifty percent (50%) of the outstanding stock or comparable equity interests having ordinary voting power for the election of the Board of Directors of such corporation or similar governing body in the case of a non‑corporation (irrespective of whether or not, at the time, stock or other equity interests of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by the Borrower or by one or more of its Subsidiaries.

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“Termination Date” means April 12, 2017.
“Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable accrued benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.
“Unguaranteed Non-Recourse Indebtedness” means, without duplication, Indebtedness of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP incurred in connection with project financings (including project financings of existing assets) as to which the holder of such Indebtedness has recourse solely against the assets of the Project Finance Subsidiary that incurs such Indebtedness and not against the Borrower or a Consolidated Subsidiary of the Borrower other than a Project Finance Subsidiary or any of their other assets (whether directly, through a Guarantee or otherwise), other than the pledge of the stock (or similar equity interest) of the Project Finance Subsidiary which incurred such Indebtedness; provided, for purposes of clarification of this definition, any Indebtedness of a Project Finance Subsidiary in which the Borrower or a Consolidated Subsidiary of the Borrower has issued a Guarantee or is a party to any other document which provides recourse with respect to such Indebtedness, such Indebtedness shall for all purposes of this Agreement not be deemed Unguaranteed Non-Recourse Indebtedness.
“U.S. Dollars” and “$” each means the lawful currency of the United States of America.
“Voting Participant” is defined in Section 11.10(i) hereof.
“Voting Participant Notification” is defined in Section 11.10(i) hereof.
“Voting Stock” of any Person means capital stock of any class or classes or other equity interests (however designated) having ordinary voting power for the election of directors or similar governing body of such Person.
“Welfare Plan” means a “welfare plan,” as defined in Section 3(l) of ERISA.
“Wholly-Owned” when used in connection with any Subsidiary means a Subsidiary of which all of the issued and outstanding shares of stock or other equity interests (other than directors’ qualifying shares as required by law) shall be owned by the Borrower and/or one or more of its Wholly-Owned Subsidiaries.
Section 1.2    Interpretation; Existing Credit Agreement Consent. The foregoing definitions shall be equally applicable to both the singular and plural forms of the terms defined. All references to times of day in this Agreement shall be references to New York, New York time unless otherwise specifically provided. The word “including” means including without limiting the generality of any description preceding such term. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP in effect on the Effective Date, to the extent applicable, except where such principles are inconsistent with

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the specific provisions of this Agreement. Whether any obligations of the Borrower or any Subsidiary are “pari passu” with the Obligations shall be determined based on contractual rights and shall not take into consideration structural seniority or subordination. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), and (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws). Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification Section 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value”, as defined therein or (ii) any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Codification Subtopic 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. With respect to each Lender hereunder that was a “Lender” under (and as defined in) the Existing Credit Agreement immediately prior to the effectiveness of this Agreement, each such prior Lender hereby consents that, notwithstanding the provisions of Section 2.8 of the Existing Credit Agreement, the “Borrower” under (and as defined in) the Existing Credit Agreement may provide notice of prepayment of “Eurodollar Loans” (as defined in the Existing Credit Agreement) pursuant to Section 2.8 of the Existing Credit Agreement no later than 12:00 noon (New York time) one (1) Business Day prior to the termination of the Existing Credit Agreement.

Section 2.	THE CREDITS.
Section 2.1    The Loan Commitment. Subject to the terms and conditions hereof (including Sections 6.1 and 6.2 hereof), each Bank, by its acceptance hereof, severally agrees to make a one-time loan (individually a “Loan” and collectively “Loans”) to the Borrower on the date hereof in U.S. Dollars in an aggregate outstanding amount equal to its commitment set forth opposite the name of such Bank on Schedule 2.1 hereto (such amount, its “Commitment” and, cumulatively for all the Banks, the “Commitments”). As provided in Section 2.5(a) hereof, the Borrower may elect that each Borrowing of Loans be either Base Rate Loans or Eurodollar Loans. Loans may not be reborrowed once repaid. Unless an earlier maturity is provided for hereunder, all Loans shall mature and be due and payable on the Termination Date.
Section 2.2    Reserved.
Section 2.3    Applicable Interest Rates.
(a)    Base Rate Loans. Each Base Rate Loan made or maintained by a Bank shall bear interest during each Interest Period it is outstanding (computed (x) at all times the Base Rate is based on the rate described in clause (i) of the definition thereof, on the basis of a year of 365 or 366 days, as applicable, and actual days elapsed or (y) at all times the Base Rate is based on the rate described in clause (ii) or (iii) of the definition thereof, on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Eurodollar Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the

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Base Rate from time to time in effect, payable on the last day of its Interest Period and at maturity (whether by acceleration or otherwise) and no less frequently than quarterly.
“Base Rate” means, for any day, a rate of interest per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of the Federal Funds Rate for such day plus 1/2% per annum and (iii) the Adjusted LIBOR for a one month Interest Period denominated in U.S. Dollars on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% per annum, provided that, for the avoidance of doubt, the Adjusted LIBOR for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Adjusted LIBOR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Adjusted LIBOR, respectively.
(b)    Eurodollar Loans. Each Eurodollar Loan made or maintained by a Bank shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued, or created by conversion from a Base Rate Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three months after the commencement of such Interest Period.
“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) determined by multiplying the LIBO Rate times the Eurodollar Reserve Percentage.
“Eurodollar Reserve Percentage” means for a Borrowing of Eurodollar Loans from any Bank, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board of Governors of the Federal Reserve System. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Bank under such Regulation D of the Board of Governors of the Federal Reserve System or any comparable regulation. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
(c)    Rate Determinations. The Administrative Agent shall determine each interest rate applicable to Obligations, and a determination thereof by the Administrative Agent shall be conclusive and binding except in the case of manifest error.
Section 2.4    Minimum Borrowing Amounts. Each Borrowing of Eurodollar Loans shall be in an amount not less than $2,000,000 and integral multiples of $1,000,000 in excess thereof.

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Section 2.5    Manner of Borrowing Loans and Designating Interest Rates Applicable to Loans.
(a)    Notice to the Administrative Agent. The Loans included in the Borrowing shall bear interest initially at the type of rate specified in the notice of Borrowing delivered by the Borrower to the Administrative Agent by no later than 12:00 noon (New York time) (i) at least three (3) Business Days before the date hereof with respect to any Borrowing of Eurodollar Loans or (ii) on the date hereof with respect to any Borrowing of Base Rate Loans. The Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 2.4 hereof, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower or convert part or all of such Borrowing into Base Rate Loans, and (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting, the continuation or conversion of a Borrowing to the Administrative Agent by telephone, telecopy or email of a properly executed pdf (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing). Notices of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Eurodollar Loans into Base Rate Loans or of Base Rate Loans into Eurodollar Loans must be given by no later than 1:00 p.m. (New York time) at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the continuation or conversion of a Borrowing shall be irrevocable once given and shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued, or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. The Borrower agrees that the Administrative Agent may rely on any such telephonic or telecopy notice given by any person it in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon. There may be no more than eight (8) different Interest Periods in effect at any one time, provided that for purposes of determining the number of Interest Periods in effect at any one time, all Base Rate Loans shall be deemed to have one and the same Interest Period.
(b)    Notice to the Banks. The Administrative Agent shall give prompt telephonic or telecopy notice to each Bank of any notice from the Borrower received pursuant to Section 2.5(a) hereof. The Administrative Agent shall give notice to the Borrower and each Bank by like means of the interest rate applicable to each Borrowing of Eurodollar Loans.
(c)    Borrower’s Failure to Notify. Any outstanding Borrowing of Base Rate Loans shall, subject to Section 6.2 hereof, automatically be continued for an additional Interest Period on the last day of its then current Interest Period unless the Borrower has notified the Administrative Agent within the period required by Section 2.5(a) hereof that it intends to convert such Borrowing into a Borrowing of Eurodollar Loans or notifies the Administrative Agent within the period required by Section 2.8(a) hereof that it intends to prepay or repay such Borrowing. If the Borrower fails to give notice pursuant to Section 2.5(a) hereof of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 2.5(a) hereof and has not notified the Administrative Agent

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within the period required by Section 2.8(a) hereof that it intends to prepay such Borrowing, such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans, subject to Section 6.2 hereof. The Administrative Agent shall promptly notify the Banks of the Borrower’s failure to so give a notice under Section 2.5(a) hereof.
(d)    Disbursement of Loans. Not later than 12:00 noon (New York time) on the date of any requested advance of a new Borrowing of Eurodollar Loans, and not later than 2:00 p.m. (New York time) on the date of any requested advance of a new Borrowing of Base Rate Loans, subject to Section 6 hereof, each Bank shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent. The Administrative Agent shall make available to the Borrower Loans in the type of funds received by the Administrative Agent from the Banks.
(e)    Administrative Agent Reliance on Bank Funding. Unless the Administrative Agent shall have been notified by a Bank (i) with respect to Eurodollar Loans, before the date on which such Bank is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) or (ii) with respect to Base Rate Loans, no later than 2:00 p.m. (New York time) on the due date thereof, that such Bank does not intend to make such payment, the Administrative Agent may assume that such Bank has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Bank and, if any Bank has not in fact made such payment to the Administrative Agent, such Bank shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Bank together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Bank pays such amount to the Administrative Agent at a rate per annum equal to (i) from the date the related payment was made by the Administrative Agent to the date two (2) Business Days after payment by such Bank is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Bank to the date such payment is made by such Bank, the Base Rate in effect for each such day. If such amount is not received from such Bank by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Bank with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan.
Section 2.6    Interest Periods. As provided in Section 2.5(a) hereof, at the time of each request for a Borrowing of Eurodollar Loans, the Borrower shall select an Interest Period applicable to such Loans from among the available options. The term “Interest Period” means the period commencing on the date a Borrowing of Loans is advanced, continued, or created by conversion and ending: (a) in the case of Base Rate Loans, on the last Business Day of the calendar quarter in which such Borrowing is advanced, continued, or created by conversion (or on the last day of the following calendar quarter if such Loan is advanced, continued or created by conversion on the last Business Day of a calendar quarter), and (b) in the case of Eurodollar Loans, 1, 2, 3 or 6 months thereafter (or such other time period as may be agreed to by and among the Borrower, the Administrative Agent and the Banks); provided, however, that:
(a)    any Interest Period for a Borrowing of Base Rate Loans that otherwise would end after the Termination Date shall end on the Termination Date;
(b)    for any Borrowing of Eurodollar Loans, the Borrower may not select an Interest Period that extends beyond the Termination Date;

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(c)    whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and
(d)    for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.
Section 2.7    Maturity of Loans. Unless an earlier maturity is provided for hereunder (whether by acceleration or otherwise), all Obligations (including principal and interest on all outstanding Loans) shall mature and become due and payable by the Borrower on the Termination Date.
Section 2.8    Prepayments. The Borrower may prepay any Borrowing of Eurodollar Loans or Base Rate Loans without premium or penalty and in whole or in part (but, if in part, then (i) in an amount not less than $2,000,000 and integral multiples of $1,000,000 in excess thereof, and (ii) in an amount such that the minimum amount required for a Borrowing pursuant to Section 2.4 hereof remains outstanding) upon irrevocable notice to the Administrative Agent (A) in the case of any Borrowing of Eurodollar Loans, no later than 2:00 p.m. (New York time) on the date that is three (3) Business Days’ prior to such prepayment and (B) in the case of any Borrowing of Base Rate Loans, no later than 2:00 p.m. (New York time) on the date of such prepayment, such prepayment to be made by the payment of the principal amount to be prepaid and accrued interest thereon to the date fixed for prepayment. In the case of Eurodollar Loans, any amounts owing under Section 2.11 hereof as a result of such prepayment shall be paid contemporaneously with such prepayment. The Administrative Agent will promptly advise each Bank of any such prepayment notice it receives from the Borrower. No amount paid or prepaid before the Termination Date may be borrowed again.
Section 2.9    Default Rate. If any payment of principal or interest on any Loan, or payment of any other Obligation, is not made when due (whether by acceleration or otherwise), such principal, interest or other Obligation shall bear interest (computed on the basis of a year of 360 days and actual days elapsed or, if based on the rate described in clause (i) of the definition of Base Rate, on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed) from the date such payment was due until paid in full, payable on demand, at a rate per annum equal to:
(a)    for any Obligation other than a Eurodollar Loan (including principal and interest relating to Base Rate Loans and interest on Eurodollar Loans), the sum of two percent (2.00%) plus the Applicable Margin plus the Base Rate from time to time in effect; and
(b)    for the principal of any Eurodollar Loan, the sum of two percent (2.00%) plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of two percent (2.00%) plus the Applicable Margin plus the Base Rate from time to time in effect.
Section 2.10    The Notes.
(a)    The Loans made to the Borrower by each Bank shall, upon the written request of any such Bank, be evidenced by a single promissory note of the Borrower issued to such Bank in

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the form of Exhibit A hereto. Each such promissory note is hereinafter referred to as a “Note” and collectively such promissory notes are referred to as the “Notes.”
(b)    Each Bank shall record on its books and records or on a schedule to its Note (if any) the amount of each Loan advanced, continued, or converted by it, all payments of principal and interest and the principal balance from time to time outstanding thereon, the type of such Loan, and, for any Eurodollar Loan, the Interest Period and the interest rate applicable thereto. The record thereof, whether shown on such books and records of a Bank or on a schedule to any Note, shall be prima facie evidence of the same; provided, however, that the failure of any Bank to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made hereunder together with accrued interest thereon. At the written request of any Bank and upon such Bank tendering to the Borrower the Note to be replaced, the Borrower shall furnish a new Note to such Bank to replace any outstanding Note, and at such time the first notation appearing on a schedule on the reverse side of, or attached to, such Note shall set forth the aggregate unpaid principal amount of all Loans, if any, then outstanding thereon.
Section 2.11    Funding Indemnity. If any Bank shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense (excluding loss of margin) incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Bank to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Bank) as a result of:
(a)    any payment (whether by acceleration or otherwise), prepayment or conversion of a Eurodollar Loan on a date other than the last day of its Interest Period,
(b)    any failure (because of a failure to meet the conditions of Section 6 hereof or otherwise) by the Borrower to borrow or continue a Eurodollar Loan, or to convert a Base Rate Loan into a Eurodollar Loan, on the date specified in a notice given pursuant to Section 2.5(a) hereof or established pursuant to Section 2.5(c) hereof,
(c)    any failure by the Borrower to make any payment or prepayment of principal on any Eurodollar Loan when due (whether by acceleration or otherwise), or
(d)    any acceleration of the maturity of a Eurodollar Loan as a result of the occurrence of any Event of Default hereunder, then, upon the demand of such Bank, the Borrower shall pay to such Bank such amount as will reimburse such Bank for such loss, cost or expense. If any Bank makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate executed by an officer of such Bank setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate if reasonably calculated shall be prima facie evidence of the amount of such loss, cost or expense.
Section 2.12    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Bank holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to

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the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Bank in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Bank.
Section 2.13    Reserved.
Section 2.14    Defaulting Banks. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then any amount payable to such Defaulting Bank hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Bank pursuant to this Agreement) shall, in lieu of being distributed to such Defaulting Bank, subject to any applicable requirements of law, be applied (i) first, to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent hereunder, and (ii) second, to such Defaulting Bank, or, in each case, as otherwise directed by a court of competent jurisdiction.
Notwithstanding anything set forth herein to the contrary, a Defaulting Bank shall not have any voting or consent rights under or with respect to any Credit Documents or constitute a “Bank” for any voting or consent rights under or with respect to any Credit Document, in any matter requiring the consent of Required Banks. Moreover, for the purposes of determining Required Banks and the Loans held, Defaulting Banks shall be excluded from the total Loans outstanding. For purposes of clarification, a Defaulting Bank shall not lose its right to vote with respect to matters set forth in clauses (i) and (ii) of Section 11.11 hereof.

Section 3.	FEES.
Section 3.1    Fees. All fees payable under this Agreement shall be payable in U.S. Dollars and shall be computed on the basis of a year of 360 days, for the actual number of days elapsed. All determinations of the amount of fees owing hereunder (and the components thereof) shall be made by the Administrative Agent and shall be prima facie evidence of the amount of such fee, absent manifest error.

Section 4.	PLACE AND APPLICATION OF PAYMENTS.
Section 4.1    Place and Application of Payments. All payments of principal of and interest on the Loans, and of all other Obligations and other amounts payable by the Borrower under the Credit Documents, shall be made by the Borrower in U.S. Dollars to the Administrative Agent by no later than 2:00 p.m. (New York time) on the due date thereof at the principal office of the Administrative Agent pursuant to the payment instructions set forth on Part A of Schedule 4 hereof (or such other location in the, United States as the Administrative Agent may designate to the Borrower), for the benefit of the Person or Persons entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made free and clear of, and without deduction for, any set-off, defense, counterclaim, levy, or any other deduction of any kind in immediately available funds at the place of payment. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans or applicable fees ratably to the Banks and like funds relating to the payment of any other amount payable to any Person to such Person, in each case to be applied in accordance with the terms of this Agreement.

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REPRESENTATIONS AND WARRANTIES.
The Borrower hereby represents and warrants to each Bank as to itself and, where the following representations and warranties apply to its Subsidiaries, as to each Subsidiary of the Borrower, as follows:
Section 5.1    Corporate Organization and Authority. The Borrower is duly organized and existing in good standing under the laws of the state of South Dakota; has all necessary corporate power to carry on its present business; and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the Property owned or leased by it makes such licensing, qualification or good standing necessary and in which the failure to be so licensed, qualified or in good standing would have a Material Adverse Effect.
Section 5.2    Subsidiaries. Schedule 5.2 (as updated from time to time pursuant to Section 7.1 hereof) hereto identifies each Subsidiary of the Borrower, the jurisdiction of organization, the percentage of issued and outstanding equity securities owned by the Borrower and its Subsidiaries and, if such percentage is not one hundred percent (100%) (excluding directors’ qualifying shares as required by law), a description of each class of its equity securities and the number of securities issued and outstanding. Each Subsidiary is duly organized and existing in good standing under the laws of the jurisdiction of its organization, has all necessary corporate or equivalent power to carry on its present business, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the Property owned or leased by it makes such licensing or qualification necessary and in which the failure to be so licensed or qualified would have a Material Adverse Effect. All of the issued and outstanding securities of each Subsidiary owned directly or indirectly by the Borrower are validly issued and outstanding and fully paid and nonassessable except as set forth on Schedule 5.2 hereto. All such securities owned by the Borrower are owned beneficially, and of record, free of any Lien, except as permitted in Section 7.9 hereof.
Section 5.3    Corporate Authority and Validity of Obligations. The Borrower has full right and authority to enter into this Agreement and the other Credit Documents to which it is a party, to make the borrowings herein provided for, to issue its Notes in evidence thereof and to perform all of its obligations under the Credit Documents to which it is a party. Each Credit Document to which it is a party has been duly authorized, executed and delivered by the Borrower and constitutes valid and binding obligations of the Borrower enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and by equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or at law). No Credit Document, nor the performance or observance by the Borrower of any of the matters or things therein provided for, contravenes any provision of law or any charter or by-law provision of the Borrower or any material Contractual Obligation of or affecting the Borrower or any of the Borrower’s Properties or results in or requires the creation or imposition of any Lien on any of the Properties or revenues of the Borrower.
Section 5.4    Financial Statements. All financial statements heretofore delivered to the Banks showing historical performance of the Borrower for the Borrower’s fiscal years ending on or before December 31, 2014, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent, except as otherwise noted therein, with that of the previous fiscal year (subject to normal year-end adjustments). Each of such financial statements fairly presents on a consolidated basis the financial condition of the Borrower and its Subsidiaries as of the dates thereof and the results of operations for the periods covered thereby. The Borrower and its Subsidiaries have no material contingent liabilities other than those disclosed in such financial statements referred to in this Section 5.4 or in comments or footnotes thereto, or in any report supplementary thereto, heretofore

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furnished to the Banks. Since December 31, 2014, there has been no event or series of events which has resulted in, or reasonably could be expected to result in, a Material Adverse Effect.
Section 5.5    No Litigation; No Labor Controversies.
(a)    Except as disclosed on Schedule 5.5, there is no litigation or governmental proceeding pending, or to the knowledge of the Borrower, threatened, against the Borrower or any Subsidiary of the Borrower in which there is a reasonable possibility of an adverse decision which, if adversely determined, could (individually or in the aggregate) have a Material Adverse Effect.
(b)    There are no labor controversies pending or, to the best knowledge of the Borrower, threatened against the Borrower or any Subsidiary of the Borrower which could (individually or in the aggregate) have a Material Adverse Effect.
Section 5.6    Taxes. The Borrower and its Subsidiaries have timely filed all United States federal tax returns, and all other foreign, state, local and other tax returns, required to be filed and have timely paid all taxes due from the Borrower and its Subsidiaries (whether or not pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary of the Borrower), except such taxes, if any, as are being contested in good faith and for which adequate reserves have been provided. No notices of tax liens have been filed and no claims are being asserted concerning any such taxes, which liens or claims are material to the financial condition of the Borrower or any of its Subsidiaries (individually or in the aggregate). The charges, accruals and reserves on the books of the Borrower and its Subsidiaries for any taxes or other governmental charges are adequate and in conformance with GAAP.
Section 5.7    Approvals. No authorization, consent, approval, license, exemption, filing or registration with any court or governmental department, agency or instrumentality which have not already been obtained, nor any approval or consent of the stockholders of the Borrower or any Subsidiary of the Borrower or from any other Person, is necessary to the valid execution, delivery or performance by the Borrower or any Subsidiary of the Borrower of any Credit Document to which it is a party.
Section 5.8    ERISA. With respect to each Plan, the Borrower and each other member of the Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and with the Code to the extent applicable to it and has not incurred any liability to the Pension Benefit Guaranty Corporation (“PBGC”) or a Plan under Title IV of ERISA other than (a) a liability incurred in the ordinary course of business related to the ongoing funding requirements of a Plan or (b) a liability to the PBGC for premiums under Section 4007 of ERISA. Neither the Borrower nor any Subsidiary of the Borrower has any contingent liabilities for any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA and Section 4980B of the Code or similar state statute.
Section 5.9    Government Regulation. Neither the Borrower nor any Subsidiary of the Borrower is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 5.10    Margin Stock; Use of Proceeds. Neither the Borrower nor any Subsidiary of the Borrower is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (“margin stock” to have the same meaning herein as in Regulation U of the Board of Governors of the Federal Reserve System). The proceeds of the Loans

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are to be used to refinance borrowings under the Existing Credit Agreement and for general corporate purposes of the Borrower and its Subsidiaries. The Borrower will not use the proceeds of any Loan in a manner that violates any provision of Regulation U or X of the Board of Governors of the Federal Reserve System.
Section 5.11    Licenses and Authorizations; Compliance with Laws.
(a)    The Borrower and each of its Subsidiaries has all necessary licenses, permits and governmental authorizations to own and operate its Properties and to carry on its business as currently conducted and contemplated except for any such licenses, permits and governmental authorizations which, the failure to have, could not, either individually or in the aggregate, reasonably expected to have a Material Adverse Effect. The Borrower and each of its Subsidiaries is in compliance with all applicable laws, regulations, ordinances and orders of any governmental or judicial authorities except for any such law, regulation, ordinance or order which, the failure to comply therewith, could not reasonably expected to have a Material Adverse Effect.
(b)    In the ordinary course of its business, the Borrower and each of its Subsidiaries conduct annual reviews of the effect of Environmental and Health Laws on the Properties and all aspects of the business and operations of the Borrower and its Subsidiaries in the course of which the Borrower identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or contemplated closure of Properties currently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with standards imposed by law and any actual or reasonably likely liabilities to third parties, including employees or governmental entities, and any related costs and expenses). The Borrower regularly documents the results of these reviews in periodic environmental compliance audit or assessment reports (collectively, “Environmental Review Documents”). On the basis of this review, the Borrower has reasonably concluded that Environmental and Health Laws do not, and for the reasonably foreseeable future will not have, any Material Adverse Effect.
(c)    Except as set forth on Schedule 5.11 (as amended from time to time in accordance with the provisions hereof): (i) the Borrower and each Subsidiary (including, without limitation, all operations and conditions at or in the Property) are and have been in compliance with all applicable Environmental and Health Laws (which compliance includes, but is not limited to, the possession by the Borrower and each of its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental and Health Laws, and compliance with the terms and conditions thereof), except where failure to be in compliance could not reasonably be expected to have a Material Adverse Effect; (ii) there is no Environmental Claim pending or, to the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries or against any Person whose liability for any Environmental Claim the Borrower or any of its Subsidiaries has retained or assumed either contractually or by operation of law, in each such case which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (iii) from and after the date on which the Borrower acquired title to the Property, there have been and are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Material, and prior to the date on which the Borrower acquired title to the Property, to the Borrower’s knowledge, there have been and are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Material, which, in each case, could reasonably be expected to form the basis of any Environmental Claim against the Borrower or any of its Subsidiaries, or against

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any Person whose liability for any Environmental Claim the Borrower or any of its Subsidiaries has retained or assumed either contractually or by operation of law, in each such case which could reasonably be expected to have a Material Adverse Effect; (iv) the Borrower and its Subsidiaries have not, and to the Borrower’s knowledge, no other Person has placed, stored, deposited, discharged, buried, dumped or disposed of Hazardous Materials on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Borrower or any of its Subsidiaries, in each case, which, individually or in the aggregate, which could reasonably be expected to have a Material Adverse Effect; and (v) no Lien in favor of any Person relating to or in connection with any Environmental Claim has been filed or has been attached to any Property.
Section 5.12    Ownership of Property; Liens. The Borrower and each Subsidiary of the Borrower has good title to or valid leasehold interests in all its Property. None of the Borrower’s or any Subsidiary’s Property is subject to any Lien, except as permitted in Section 7.9 hereof
Section 5.13    No Burdensome Restrictions; Compliance with Agreements. Neither the Borrower nor any Subsidiary of the Borrower is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party (including any Contractual Obligation), which default could materially adversely affect the business, operations, Property or financial or other condition of the Borrower and its Subsidiaries (individually or in the aggregate).
Section 5.14    Full Disclosure. All information heretofore furnished by the Borrower to the Administrative Agent or any Bank for purposes of or in connection with the Credit Documents or any transaction contemplated thereby is, and all such information hereafter furnished by the Borrower to the Administrative Agent or any Bank will be, true and accurate in all material respects and not misleading.
Section 5.15    Solvency. The Borrower and each of its Subsidiaries on a consolidated basis, is Solvent. The Borrower and each of its Material Subsidiaries, individually, is Solvent.
Section 5.16    Sanctions Laws and Regulations. None of the Borrower, any of its Subsidiaries or any of their respective directors, officers or employees or, to the knowledge of the Borrower, any Affiliates of the Borrower or its Subsidiaries or any agent of the Borrower or any of its Subsidiaries that will act in any capacity in connection with this Agreement or benefit from the credit facility established hereby, is a Designated Person. The Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Sanctions Laws and Regulations in all material respects. No Borrowing, use of proceeds or other Transactions will violate any Sanctions Laws and Regulations.
SECTION 6.    CONDITIONS PRECEDENT.
The obligation of each Bank to effect a Borrowing shall be subject to the following conditions precedent:
Section 6.1    Initial Credit Event. On or before the Effective Date:
(a)    The Administrative Agent shall have received for each Bank the favorable written opinion of (i) Faegre Baker Daniels LLP, counsel to the Borrower and (ii) General Counsel to the Borrower; provided, either such opinion shall include a legal opinion to the effect that the Borrower has obtained all necessary approvals under PUHCA in connection with its

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obligations under the Credit Documents, and such other related matters as the Administrative Agent may reasonably request;
(b)    The Administrative Agent shall have received for each Bank copies of the Borrower’s (i) Articles of Incorporation, together with all amendments and (ii) bylaws (or comparable constituent documents) and any amendments thereto, certified in each instance by its Secretary or an Assistant Secretary;
(c)    The Administrative Agent shall have received for each Bank copies of resolutions of the Borrower’s Board of Directors authorizing the execution and delivery of the Credit Documents and the consummation of the transactions contemplated thereby together with specimen signatures of the persons authorized to execute such documents on the Borrower’s behalf, all certified in each instance by its Secretary or Assistant Secretary;
(d)    The Administrative Agent shall have received for each Bank which has requested same such Bank’s duly executed Note of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 2.10(a) hereof;
(e)    The Administrative Agent shall have received a duly executed set of the Credit Documents;
(f)    All legal matters incident to the execution and delivery of the Credit Documents shall be satisfactory to the Banks;
(g)    The Administrative Agent shall have received a duly executed Compliance Certificate containing financial information as of December 31, 2014;
(h)    During the period from December 31, 2014 to the Effective Date, neither the Borrower nor any of its Subsidiaries shall have issued, incurred, assumed, created, become liable for, contingently or otherwise, any material Indebtedness;
(i)    The Borrower shall have provided to the Administrative Agent a certificate stating that the conditions precedent set forth in this Section 6.1 and Sections 6.2(b) and (c) hereof have been satisfied;
(j)    The Administrative Agent shall have received evidence reasonably satisfactory to it that the Existing Credit Agreement shall have been terminated and canceled and all indebtedness (including interest and fees and other obligations) thereunder shall have been fully repaid (except to the extent being so repaid with the initial Loans hereunder);
(k)    The Administrative Agent shall have received such other documents and information as it may reasonably request; and
(l)    There has been no material adverse change in the business, assets, operations, performance or condition, financial or otherwise, of the Borrower and its subsidiaries taken as a whole, since the last day of the most recently audited financial year of the Borrower.
Section 6.2    All Credit Events. As of the time of the Credit Event hereunder:
(a)    In the case of a Borrowing, the Administrative Agent shall have received the notice required by Section 2.5 hereof;

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(b)    Each of the representations and warranties set forth in Section 5 hereof (except with respect to representations contained in the first sentence of Section 5.2 hereof which are untrue as the result of information on Schedule 5.2 which has not yet been required to be updated pursuant to Section 7.6(c) hereof) shall be and remain true and correct in all material respects (unless such representation or warranty is already qualified with respect to materiality, in which case it shall be and remain true and correct in all respects) as of said time, except that if any such representation or warranty relates solely to an earlier date it need only remain true in all material respects (unless such representation or warranty is already qualified with respect to materiality, in which case it shall be and remain true and correct in all respects) as of such date; and
(c)    The Borrower shall be in full compliance with all of the terms and conditions hereof, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event.
Each request for a Credit Event shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Event as to the facts specified in paragraphs (b) and (c) of this Section 6.2.
SECTION 7.    COVENANTS.
The Borrower covenants and agrees that, so long as any Note or Loan is outstanding hereunder, except to the extent compliance in any case is waived in writing by the Required Banks:
Section 7.1    Corporate Existence; Subsidiaries. The Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain its corporate existence, subject to the provisions of Section 7.12 hereof. Together with any financial statements delivered pursuant to Section 7.6 hereof, the Borrower shall deliver an updated Schedule 5.2 to reflect any changes from the existing Schedule 5.2.
Section 7.2    Maintenance. The Borrower will maintain, preserve and keep its plants, Properties and equipment necessary to the proper conduct of its business in reasonably good repair, working order and condition and will from time to time make all reasonably necessary repairs, renewals, replacements, additions and betterments thereto so that at all times such plants, Properties and equipment shall be reasonably preserved and maintained, and the Borrower will cause each of its Subsidiaries to do so in respect of Property owned or used by it; provided, however, that nothing in this Section 7.2 shall prevent the Borrower or a Subsidiary of the Borrower from discontinuing the operation or maintenance of any such Properties if such discontinuance is not disadvantageous to the Banks or the holders of the Notes, does not materially impair the operations of the Borrower or any Subsidiary of the Borrower and is, in the judgment of the Borrower, desirable in the conduct of its business or the business of its Subsidiaries.
Section 7.3    Taxes. The Borrower will duly pay and discharge, and will cause each of its Subsidiaries duly to pay and discharge, all taxes, rates, assessments, fees and governmental charges upon or against it or against its Properties, in each case before the same becomes delinquent and before penalties accrue thereon, unless and to the extent that the same is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor on the books of the Borrower.
Section 7.4    ERISA. The Borrower will, and will cause each of its Subsidiaries to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which, if unpaid or unperformed, might result in the imposition of a Lien against any of its properties or assets and will promptly notify the Administrative Agent of (i) the occurrence of any reportable event (as defined in

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ERISA) affecting a Plan, other than any such event of which the PBGC has waived notice by regulation, (ii) receipt of any notice from PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) its or any of its Subsidiaries’ intention to completely or partially terminate or withdraw from any Plan, (iv) with respect to any Plan that is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA), the filing of a notice of reorganization, insolvency or termination under Section 4041 of ERISA, (v) the failure of a Plan or related trust intended to qualify for tax exempt status under Section 401(a) or 501 of the Code to qualify thereunder, and (vi) the occurrence of any event affecting any Plan which could result in the incurrence by the Borrower or any of its Subsidiaries of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any of its Subsidiaries under any post-retirement Welfare Plan benefit. The Administrative Agent will promptly distribute to each Bank any notice it receives from the Borrower pursuant to this Section 7.4.
Section 7.5    Insurance. The Borrower will insure, and keep insured, and will cause each of its Subsidiaries to insure, and keep insured, with good and responsible insurance companies, all insurable Property owned by it of a character usually insured by companies similarly situated and operating like Property. To the extent usually insured by companies similarly situated and conducting similar businesses, the Borrower will also insure, and cause each of its Subsidiaries to insure, employers’ and public and product liability risks with good and responsible insurance companies. The Borrower will, upon request of any Bank, furnish to such Bank a summary setting forth the nature and extent of the insurance maintained pursuant to this Section 7.5.
Section 7.6    Financial Reports and Other Information.
(a)    The Borrower will maintain a system of accounting in accordance with GAAP and will furnish to the Banks and their respective duly authorized representatives such information respecting the business and financial condition of the Borrower and its Subsidiaries as any Bank may reasonably request; and without any request, the Borrower shall deliver to the Administrative Agent, which in turn will deliver to each Bank, in form and detail satisfactory to the Administrative Agent, each of the following:
(i)    within 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2014, a copy of the Borrower financial statements for such fiscal year, including the consolidated balance sheet of the Borrower and its Subsidiaries for such year and the related statements of income and statements of cash flow, each as certified by independent public accountants of recognized national standing selected by the Borrower in accordance with GAAP with such accountants’ opinion to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in all material respects in accordance with GAAP the consolidated financial position of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances, provided that such opinion shall not contain a “going concern” or like qualification or exception or a qualification arising out of the scope of the audit, and provided, further, that if the Borrower publicly files with the SEC its annual report on Form 10-K for the applicable annual period, and such annual report contains the financial statements and accountants certifications, opinions and statements described above, the Borrower may satisfy the requirements of this Section 7.6(a)(i) by such filing, subject to Section 7.6(b) hereof. Together with such information the Borrower shall provide to the

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Administrative Agent such consolidating information as may be necessary for the Banks to determine the Borrower’s compliance with Section 7.17 hereof;
(ii)    within 60 days after the end of each of the first three quarterly fiscal periods of each fiscal year of the Borrower, commencing with the fiscal quarter ending March 31, 2015, a consolidated unaudited balance sheet of the Borrower and its Subsidiaries, and the related statements of income and statements of cash flow, as of the close of such period, all of the foregoing prepared by the Borrower in reasonable detail in accordance with GAAP and certified by the Borrower’s chief executive officer, chief financial officer or corporate controller as fairly presenting the financial condition as at the dates thereof and the results of operations for the periods covered thereby, provided that if the Borrower publicly files with the SEC a Form 10-Q for the applicable quarterly period, and such quarterly report contains the financial statements and certifications described above, the Borrower may satisfy the requirements of this Section 7.6(a)(ii) by such filing, subject to Section 7.6(b) hereof. Together with such information the Borrower shall provide to the Administrative Agent such consolidating information as may be necessary for the Banks to determine the Borrower’s compliance with Section 7.17 hereof;
(iii)    within the period provided in subsection (i) above, the written statement of the accountants who certified the audit report thereby required consistent with past practices that in the course of their audit they have obtained no knowledge of certain Defaults or Events of Default, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof; and
(iv)    promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports the Borrower or any of its non Wholly-Owned Subsidiaries that are Material Subsidiaries sends to its (or their, as applicable) shareholders, and, subject to Section 7.6(b) hereof, copies of all other regular, periodic and special reports and all registration statements the Borrower or any of its Subsidiaries file with the SEC or any successor thereto, or with any national securities exchanges.
(b)    Any financial statement, report or registration statement required to be furnished pursuant to Section 7.6(a)(i), (ii) or (iv) hereof shall be deemed to have been furnished on the date on which the Administrative Agent receives notice that the Borrower has filed such financial statement, report or registration statement with the SEC and it is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to the Administrative Agent and the Banks without charge; provided that the Borrower shall give notice of any such filing to the Administrative Agent (which shall then give notice of any such filing to the Banks). Notwithstanding the foregoing, the Borrower shall deliver paper copies of any such financial statement, report or registration statement to the Administrative Agent if the Administrative Agent requests the Borrower to furnish such paper copies until written notice to cease delivering such paper copies is given by the Administrative Agent.
(c)    Each financial statement furnished to the Administrative Agent pursuant to Section 7.6(a)(i) or (ii) hereof shall be accompanied by (A) a written certificate signed by the Borrower’s chief executive officer, chief financial officer or corporate controller to the effect that (i) no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the

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Borrower to remedy the same, (ii) the representations and warranties contained in Section 5 hereof are true and correct in all material respects as though made on the date of such certificate (other than those made solely as of an earlier date, which need only remain true as of such date), except as otherwise described therein, (B) a Compliance Certificate in the form of Exhibit B hereto showing the Borrower’s compliance with the covenants set forth in Sections 7.9, 7.11, 7.12 and 7.14 through 7.18 hereof, and (C) a reasonably detailed description of any material change in any of the material information set forth on Schedules 5.2, 5.5 and 5.11 since the date of the last certificate delivered pursuant to clause (A) above.
(d)    The Borrower will promptly (and in any event within three Business Days after an officer of the Borrower has knowledge thereof) give notice to the Administrative Agent and each Bank:
(i)    of the occurrence of any Default or Event of Default;
(ii)    any event or condition which could reasonably be expected to have a Material Adverse Effect;
(iii)    of any (x) litigation or governmental proceeding of the type described in Section 5.5 hereof or (y) environmental or other matters of the type described in Section 5.11 hereof; and
(iv)    of the entering into of any Long-Term Guaranties, and the Borrower shall promptly provide the Administrative Agent with a copy of any such Guarantee and any modification to such Guarantee.
Section 7.7    Bank Inspection Rights. For purposes of confirming compliance with the Credit Documents or after the occurrence and during the continuance of an Event of Default, upon reasonable notice from the Administrative Agent or the Required Banks, the Borrower will, at the Borrower’s expense, permit such Banks (and such Persons as any Bank may designate) during normal business hours to visit and inspect, under the Borrower’s guidance, any of the Properties of the Borrower or any of its Subsidiaries, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, employees and with their independent public accountants (and by this provision the Borrower authorizes such accountants to discuss with the Banks (and such Persons as any Bank may designate) the finances and affairs of the Borrower and its Subsidiaries) all at such reasonable times and as often as may be reasonably requested; provided, however, that except upon the occurrence and during the continuation of any Default or Event of Default, not more than one such visit and inspection may be conducted each calendar quarter.
Section 7.8    Conduct of Business. Neither the Borrower nor any Subsidiary of the Borrower will engage in any line of business other than business activities in the field of (i) cogeneration and related thermal uses, (ii) energy production, (iii) energy development, (iv) energy recovery, (v) utility ownership, operation and management, including the provision of services reasonably ancillary thereto, such as gas services and call centers, (vi) demand side management services, (vii) management of investment funds which invest in energy related businesses and investments in such funds, (viii) hedging (but not speculative activities relating to any of the foregoing lines of business described in clauses (i) through (viii)), (ix) [Reserved], (x) telecommunications, (xi) management and operating services related to any of the foregoing lines of business, and (xii) other businesses not described in the foregoing so long as the Investments and expenses made in such other businesses does not exceed $50,000,000.

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Section 7.9    Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, permit to exist or to be incurred any Lien of any kind on any Property owned by the Borrower or any Subsidiary of the Borrower; provided, however, that this Section 7.9 shall not apply to or operate to prevent:
(a)    Liens arising by operation of law in respect of Property of the Borrower or any of its Subsidiaries which are incurred in the ordinary course of business which do not in the aggregate materially detract from the value of such Property or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries;
(b)    Liens securing (i) Non-Recourse Indebtedness of any Subsidiary of the Borrower or (ii) the obligations of a Project Finance Subsidiary under a power purchase agreement or under Non-Recourse Indebtedness of such Project Finance Subsidiary, provided that in the case of clause (i) above any such Lien is limited to the Property being financed or refinanced by such Non-Recourse Indebtedness and the stock (or similar equity interest) of the Subsidiary which incurred such Non-Recourse Indebtedness, and in the case of clause (ii) above any such Lien is limited to the Property and the stock (or similar equity interest) of such Subsidiary or Project Finance Subsidiary, as applicable;
(c)    Liens for taxes or assessments or other government charges or levies on the Borrower or any Subsidiary of the Borrower or their respective Properties which are being contested in good faith by appropriate proceedings and for which reserves in conformity with GAAP have been provided on the books of the Borrower; provided that the aggregate amount of liabilities (including interest and penalties, if any) of the Borrower and its Subsidiaries secured by such Liens shall not exceed $50,000,000 at any one time outstanding;
(d)    Liens arising out of judgments or awards against the Borrower or any Subsidiary of the Borrower, or in connection with surety or appeal bonds in connection with bonding such judgments or awards, the time for appeal from which or petition for rehearing of which shall not have expired or with respect to which the Borrower or such Subsidiary shall be prosecuting an appeal or proceeding for review, and with respect to which it shall have obtained a stay of execution pending such appeal or proceeding for review; provided that the aggregate amount of liabilities (including interest and penalties, if any) of the Borrower and its Subsidiaries secured by such Liens shall not exceed $50,000,000 at any one time outstanding;
(e)    Survey exceptions or encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties which are necessary for the conduct of the activities of the Borrower and any Subsidiary of the Borrower or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Borrower or any Subsidiary of the Borrower;
(f)    Liens existing on the date hereof and listed on Schedule 7.9 hereto;
(g)    Liens securing (i) Indebtedness evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of personal property of the Borrower or a Subsidiary of the Borrower used in the ordinary course of business of the Borrower or a Subsidiary of the Borrower, so long as such Liens are limited to the property being financed or acquired and proceeds thereof, (ii) Capitalized Lease Obligations, so long as such Liens are limited to the property subject to the related Capital Lease and proceeds thereof, and (iii) the performance of tenders, statutory obligations, bids, leases or other similar obligations (other than

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for borrowed money) entered into in the ordinary course of business or to secure obligations on performance bonds; provided, that such Liens shall only be permitted to the extent the aggregate amount of Indebtedness and other obligations secured by all such Liens does not exceed five percent (5%) of Consolidated Assets as reflected on the most recent balance sheet delivered by the Borrower pursuant to Section 7.6 hereof;
(h)    Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;
(i)    Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits;
(j)    Liens relating to synthetic lease arrangements of the Borrower or a Subsidiary of the Borrower, provided that (i) such Lien is limited to the Property being leased, and (ii) to the extent the lessor or any other Person has recourse to the Borrower, any Subsidiary or any of their Property (other than the Property being so leased), through a Guarantee (including a residual guarantee) or otherwise, such Lien shall be permitted if the Borrower has included the recourse portion of such obligations as Indebtedness for all purposes (including financial covenant calculations) under the Credit Documents;
(k)    Reserved;
(l)    Liens securing Indebtedness issued pursuant to (i) that certain Restated and Amended Indenture of Mortgage and Deed of Trust dated as of September 1, 1999 between BHP and The Chase Manhattan Bank, as trustee (and any successor trustee thereunder), together with all amendments and supplemental indentures thereto, (ii) the CLF&P Indenture, together with all amendments and supplemental indentures thereto, and (iii) Indebtedness of the type described in Section 7.15(c)(C) hereof that is issued or incurred by Black Hills Utility Holdings, Inc. or any of its direct or indirect Subsidiaries to finance the design, permitting, construction, ownership, operation or maintenance of utility properties; and
(m)    Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing paragraphs (a) through (j), inclusive, provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to the Property which was subject to the Lien so extended, renewed or replaced or in the case of a Project Finance Subsidiary, all of the assets of such Project Finance Subsidiary;
(n)    Liens (i) of a collecting bank arising under the UCC on items in the course of collection, (ii) in favor of a banking institution arising as a matter of law, or which arise under the documents governing the deposit relationship, encumbering deposits (including the right of set-off, charge-back rights, and refund rights) and which are within the general parameters customary in the banking industry, or (iii) encumbering customary deposits and margin deposits and other Liens attaching to brokerage accounts or arising under or in connection with Derivative Arrangements or Derivative Obligations, in each case incurred in the ordinary course of business; and

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(o)    Other Liens made in the ordinary course of business of the Borrower or its Subsidiaries so long as the aggregate amount of Indebtedness or other obligations secured by such Liens does not exceed, in the aggregate, $50,000,000.
provided, that the foregoing paragraphs shall not be deemed under any circumstance to permit a Lien to exist on any capital stock or other equity interests of the Material Subsidiaries.
Section 7.10    Use of Proceeds; Regulation U. The proceeds of each Borrowing will be used by the Borrower solely to refinance borrowings under the Existing Credit Agreement and for general corporate purposes of the Borrower and its Subsidiaries. The Borrower will not use any part of the proceeds of any of the Borrowings directly or indirectly to purchase or carry any margin stock (as defined in Section 5.10 hereof) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.
Section 7.11    Sales and Leasebacks. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any arrangement with any bank, insurance company or other lender or investor providing for the leasing by the Borrower or any Subsidiary of the Borrower of any Property theretofore owned by it and which has been or is to be sold or transferred by such owner to such lender or investor if the total amount of rent and other obligations of the Borrower and its Subsidiaries under such lease, when combined with all rent and other obligations of the Borrower and its Subsidiaries under all such leases, would exceed $50,000,000 in the aggregate, provided that the Borrower and its Subsidiaries may engage in synthetic lease transactions so long as the Borrower’s or such Subsidiary’s, as applicable, obligations under such synthetic leases are included as Indebtedness for all purposes (including financial covenant calculations) under the Credit Documents.
Section 7.12    Mergers, Consolidations, Acquisitions and Sales of Assets.
(a)    The Borrower will not, and will not permit any of its Material Subsidiaries to, consolidate with or be a party to merger with any other Person or sell, lease or otherwise dispose of all or a “substantial part” of the assets of the Borrower and its Subsidiaries; provided, however, that
(i)    the foregoing shall not prohibit any sale, lease, transfer or disposition of assets, other than equity interests in or the assets of BHP and CLF&P, solely to the extent and so long as (A) such transaction does not result in a downgrade of the Borrower’s S&P Rating below BBB- or the Borrower’s Moody’s Rating below Baa3, (B) such transaction is for cash consideration (or other consideration acceptable to the Required Banks) in an amount not less than the fair market value of the applicable assets, and (C) such transaction, when combined with all other such transactions, would not have a Material Adverse Effect, taken as a whole;
(ii)    the foregoing shall not prohibit any sale, lease, transfer or disposition to which the Required Banks have consented, such consent not to be unreasonably withheld if (A) such transaction does not result in a downgrade of either the Borrower’s S&P Rating below BBB- or the Borrower’s Moody’s Rating below Baa3, (B) such transaction is for cash consideration (or other consideration acceptable to the Required Banks) in an amount not less than the fair market value of the applicable assets, and (C) such transaction, when combined with all other such transactions, would not have a Material Adverse Effect, taken as a whole;

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(iii)    any Subsidiary of the Borrower may merge or consolidate with or into or sell, lease or otherwise convey all or a substantial part of its assets to the Borrower or any Subsidiary of which the Borrower holds (directly or indirectly) at least the same percentage equity ownership; provided that in any such merger or consolidation involving the Borrower, the Borrower shall be the surviving or continuing corporation;
(iv)    the Borrower and its Subsidiaries may sell inventory, reserves and electricity in the ordinary course of business;
(v)    the Borrower and its Subsidiaries may sell the assets of or equity interest in any Immaterial Subsidiary; and
(vi)    the Borrower may enter into a merger with, or acquisition of all or substantially all of the capital stock or assets of, another Person so long as:
(A)    if a merger, the Borrower or such Subsidiary is the surviving entity,
(B)    unless consented to by the Required Banks, no downgrade in the Borrower’s S&P Rating below BBB- or the Borrower’s Moody’s Rating below Baa3 would occur as a result of the consummation of such a transaction;
(C)    if such transaction is an acquisition, the Board of Directors (or similar governing body) of the Person being acquired has approved being so acquired; and
(D)    no Default or Event of Default has occurred and is continuing at the time of, or would occur as a result of, such transaction.
As used in this Section 7.12(a), a sale, lease, transfer or disposition of assets during any fiscal year shall be deemed to be of a “substantial part” of the Consolidated Assets of the Borrower and its Subsidiaries if the net book value of such assets, when added to the net book value of all other assets sold, leased, transferred or disposed of by the Borrower and its Subsidiaries during such fiscal year (other than inventory, reserves and electricity in the ordinary course of business) exceeds ten percent (10%) of the total assets of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of the last day of the immediately preceding fiscal year.
(b)    Except as permitted pursuant to Section 7.12(a) or Section 7.14 hereof, the Borrower will not sell, transfer or otherwise dispose of, or permit any of its Subsidiaries to issue, sell, transfer or otherwise dispose of, any shares of stock of any class (including as “stock” for purposes of this Section, any warrants, rights or options to purchase or otherwise acquire stock or other Securities exchangeable for or convertible into stock) of any Subsidiary of the Borrower, except to the Borrower or a Wholly-Owned Subsidiary of the Borrower or except for the purpose of qualifying directors.
Section 7.13    Use of Property and Facilities; Environmental and Health and Safety Laws.
(a)    The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with the requirements of all Environmental and Health Laws applicable to or pertaining to the Properties or business operations of the Borrower or any Subsidiary of the Borrower. Without limiting the foregoing, the Borrower will not, and will not permit any Person

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to, except in accordance with applicable law, dispose of any Hazardous Material into, onto or upon any real property owned or operated by the Borrower or any of its Subsidiaries.
(b)    (i) The Borrower will promptly provide the Administrative Agent with copies of Environmental Review Documents as defined in Section 5.11(b) hereof that disclose any Environmental Claim or Environmental Liability that could potentially result in a Material Adverse Effect, and in no event later than five (5) Business Days after an officer of the Borrower or a Subsidiary of the Borrower finalizes such Environmental Review Document; and (ii) the Borrower will also promptly provide the Administrative Agent with all notices and other information placing the Borrower or any of its Subsidiaries on notice of actual or potential Environmental Claims or Environmental Liabilities that could potentially result in a Material Adverse Effect.
(c)    The Borrower shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all necessary remedial action in connection with the presence, handling, storage, use, disposal, transportation or Release or threatened Release of any Hazardous Materials on, under or affecting any Property in order to comply in all material respects with all applicable Environmental and Health Laws. In the event the Borrower or any of its Subsidiaries undertakes any action with respect to the presence, Release or threatened Release of any Hazardous Materials on or affecting any Property, the Borrower or such Subsidiaries shall conduct and complete such action in material compliance with all applicable Environmental and Health Laws, and in accordance with the policies, orders and directives of all federal, state and local governmental authorities except when, and only to the extent that, the Borrower’s or such Subsidiary’s liability for such presence, handling, storage, use, disposal, transportation or Release or threatened Release of any Hazardous Materials is being diligently contested in the proper legal forum and any failure to comply during such contest will not cause a Material Adverse Effect.
(d)    The Borrower agrees that the Banks may, from time to time, retain, at the Borrower’s expense for actual and reasonable out-of-pocket costs directly related thereto, an independent professional consultant reasonably acceptable to the Borrower to review the Environmental Review Documents and to conduct their own investigation (the scope of which investigation shall be reasonable based upon the circumstances) of any Property currently owned, leased, operated or used by the Borrower or any of its Subsidiaries, if (x) a Default or an Event of Default shall have occurred and be continuing, or (y) the Banks reasonably believe (1) that an occurrence relating to such Property is likely to give rise to an Environmental Liability, or (2) that a violation of an Environmental or Health Law on or around such Property has occurred or is likely to occur, which could, in the case of subclauses (1)-(2) above, reasonably be expected to have a Material Adverse Effect. The Borrower shall use its commercially reasonable efforts to obtain for the Banks and their agents, employees, consultants and contractors the right, upon reasonable notice to the Borrower, to enter into or on to the Property currently owned, leased, operated or used by the Borrower or any of its Subsidiaries to perform such tests on such property as are reasonably necessary to conduct such a review and/or investigation; provided, however, that no invasive or destructive environmental testing shall be undertaken without the Borrower’s approval, not to be unreasonably withheld, conditioned, or delayed or if recommended by the Banks’ independent consultant (except during the continuation of an Event of Default when no such approval of the Borrower shall be required). Without limiting the generality of the foregoing, any such investigation of any Property shall be conducted, unless otherwise agreed to by the Borrower and the Banks, during normal business hours and, shall be conducted so as not to unreasonably interfere with the ongoing operations at any such Property or to cause any damage or loss to any property at such Property. The Borrower and the Banks hereby acknowledge and agree that any report of any investigation conducted at the request of the Banks pursuant to this

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Section 7.13 will be obtained and shall be used by the Banks for the purposes of the Banks’ internal credit decisions, to monitor and police the Obligations and to protect the Banks’ security interests, if any, created by the Credit Documents, and the Banks hereby acknowledge and agree any such report will be kept confidential by them to the extent permitted by law, except that upon request, the Banks agree to deliver a copy of any such report to the Borrower. The Borrower acknowledges and agrees that (i) it will indemnify and hold harmless the Banks and their agents from any costs, losses or liabilities relating to the Borrower’s or its Subsidiaries’ use of or reliance on such report, (ii) the Banks make no representation or warranty with respect to such report, and (iii) by delivering such report to the Borrower, the Banks are not requiring or recommending the implementation of any suggestions or recommendations contained in such report.
(e)    The Borrower shall promptly notify the Banks of (i) any proposed acquisition of stock, assets, or property by the Borrower or any of its Subsidiaries; or (ii) any other proposed actions, omissions or events by or affecting the Borrower or any of its Subsidiaries, that could reasonably be expected to expose the Borrower or any of its Subsidiaries to, or otherwise result in, Environmental Liability that could reasonably be expected to have a Material Adverse Effect.
(f)    The Borrower shall, at its own expense, provide copies of such documents or information as the Banks may reasonably request in relation to any matters disclosed pursuant to this Section 7.13.
Section 7.14    Investments, Acquisitions, Loans, Advances and Guaranties. The Borrower will not, nor will it permit any Subsidiary of the Borrower to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to, any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof, or be or become liable as endorser, guarantor, surety or otherwise (such as liability as a general partner) for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person (cumulatively, all of the foregoing “Investments”); provided, however, that the foregoing provisions shall not apply to nor operate to prevent:
(a)    investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that (i) any such obligation matures within ten years from the date it is acquired by the Borrower or Subsidiary, (ii) on any day, the aggregate amount of all such investments maturing beyond one year from such date shall not exceed $100,000,000 and (iii) on any day, the aggregate amount of all such investments does not exceed five percent (5%) of Consolidated Assets as reflected on the most recent balance sheet delivered by the Borrower pursuant to Section 7.6 hereof;
(b)    investments in (i) commercial paper rated P-1 by Moody’s Investors Services, Inc. or A-1 by Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business maturing within one year of its date of issuance, and (ii) debt and auction preferred securities rated Aaa by Moody’s Investors Services, Inc. or AAA by Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business maturing within one year of their respective dates of purchase;

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(c)    investments in certificates of deposit issued by any Bank or any United States commercial bank having capital and surplus of not less than $200,000,000 maturing within one year from the date of issuance thereof or in banker’s acceptances endorsed by any Bank or other such commercial bank and maturing within six months of the date of acceptance;
(d)    investments in repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;
(e)    investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c) and (d) above;
(f)    ownership of stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to the Borrower or any Subsidiary;
(g)    endorsements of negotiable instruments for collection in the ordinary course of business;
(h)    loans and advances to employees in the ordinary course of business for travel, relocation, and similar purposes;
(i)    Investments (i) existing on the Effective Date in Subsidiaries of the Borrower, (ii) existing on the Effective Date and identified in Schedule 7.14 hereof, or (iii) consisting of intercompany loans permitted pursuant to Section 7.15(e) hereof;
(j)    Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;
(k)    Investments in Persons engaged in lines of business related to the lines of business described in Section 7.8 hereof so long as (i) both before and after giving effect to such Investment no Default of Event of Default shall have occurred and be continuing, (ii) such Investments do not permit any creditor of such Person recourse to the Borrower or any other Subsidiary of the Borrower or any of their assets (other than the assets and/or the stock or similar equity interest of such Person and except as permitted pursuant to Sections 7.14(i) and (n) hereof) and (iii) if such Investments are in Persons engaged in the lines of business described in clause (xii) of Section 7.8 hereof, such Investments and expenses in the aggregate do not exceed $50,000,000 outstanding at any time;
(l)    Guaranties, other than Long-Term Guaranties, so long as such Indebtedness is permitted pursuant to Section 7.15 hereof;
(m)    transactions permitted pursuant to Section 7.12(a) hereof;
(n)    Investments constituting Long-Term Guaranties;
(o)    [Reserved]; and

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(p)    Investments consisting of promissory notes issued in consideration for the sale by the Borrower or a Subsidiary of a portion of the stock (or similar equity interests) of a Subsidiary where (i) such note is secured by the stock (or similar equity interest) sold, and (ii) one of the purposes of such sale is to ensure that such Subsidiary qualifies as a “qualifying facility” under the Public Utility Regulatory Policies Act of 1978, as amended
Any Investment which when made complies with the requirements of paragraphs (a) through (e) may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements;
In determining the amount of investments, acquisitions, loans, advances and guarantees permitted under this Section 7.14, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), loans and advances shall be taken at the principal amount thereof then remaining unpaid, and guarantees shall be taken at the amount of obligations guaranteed thereby.
Section 7.15    Restrictions on Indebtedness. The Borrower will not, nor will it permit any Subsidiary of the Borrower to, issue, incur, assume, create, become liable for, contingently or otherwise, or have outstanding any Indebtedness; provided, however, that the foregoing provisions shall not restrict nor operate to prevent the following Indebtedness:
(a)    the Obligations;
(b)    Non-Recourse Indebtedness of any Project Finance Subsidiary;
(c)    so long as the Borrower would be in compliance with Section 7.17 hereof (calculated as of the date of, and after giving effect to, the incurrence of such Indebtedness), secured Indebtedness (excluding Indebtedness of the type described in (e) below but including the pledge of stock or similar equity interest of any Project Finance Subsidiary or any Subsidiary which is an entity whose sole purpose and extent of business activities is to own the stock or similar equity interest of such Project Finance Subsidiary): (A) set forth on Schedule 7.15(c) hereto, (B)(i) of BHP or CLF&P, (ii) evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of personal property of the Borrower or a Subsidiary of the Borrower used in the ordinary course of business of the Borrower or Subsidiary, (iii) constituting Capitalized Lease Obligations or with respect to synthetic (or similar type) lease arrangements, or (iv) incurred in connection with the performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on performance bonds; provided, that the aggregate amount of Indebtedness permitted by clause (B)(iv) of this Section 7.15(c) at any time outstanding shall not exceed 5% of Consolidated Assets as reflected on the most recent balance sheet delivered by the Borrower pursuant to Section 7.6 hereof, and (C) constituting first mortgage bond debt which is issued or incurred by Black Hills Utility Holdings, Inc. or any of its direct or indirect Subsidiaries to finance the design, permitting, construction, ownership, operation or maintenance of utility properties which does not mature prior to the Termination Date, as extended from time to time in accordance with the terms hereof, and is not in excess of an amount equal to fifty percent (50%) of the net book value of the property, plant and equipment of Black Hills Utility Holdings, Inc. (as reported in the most recent quarterly financial statements which were prepared in accordance with GAAP); provided, the Borrower shall promptly provide the Administrative Agent with a copy of any documentation evidencing such Indebtedness in excess of $25,000,000 and any modification to such Indebtedness;

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(d)    so long as the Borrower would be in compliance with Section 7.17 hereof (calculated as of the date of, and after giving effect to, the incurrence of such Indebtedness), other Indebtedness (excluding Indebtedness of the type described in (e) below) which is unsecured and either junior in right of payment to the Obligations or pari passu to the Obligations or is equally and ratably secured with the Obligations, provided that the Borrower shall promptly provide the Administrative Agent with a copy of any documentation evidencing such Indebtedness in excess of $25,000,000 and any modification to such Indebtedness;
(e)    intercompany loans (i) from (x) any Subsidiary of the Borrower to the Borrower so long as such loans are subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent, and (y) the Borrower to a Subsidiary of the Borrower and (ii) among Wholly‑Owned Subsidiaries;
(f)    Reserved;
(g)    Reserved;
(h)    Permitted Derivative Obligations; and
(i)    Indebtedness pursuant to Long-Term Guaranties.
Indebtedness shall only be permitted under (d), (e), (h), and (i) above to the extent such Indebtedness will have a priority of payment with the Obligations which is no greater than pari passu (and with respect to clause (e), to the extent such Indebtedness is subordinated to the Obligations as set forth in such clause).
Section 7.16    Reserved
Section 7.17    Recourse Leverage Ratio. The Borrower will not permit the Recourse Leverage Ratio to exceed 0.65 to 1.00 at the end of any fiscal quarter.
Section 7.18    Dividends and Other Shareholder Distributions.
(a)    The Borrower shall not (i) declare or pay any dividends or make a distribution of any kind (including by redemption or purchase) on or relating to its outstanding capital stock, or (ii) repay (directly, through sinking fund payments or otherwise) any Indebtedness or other obligations owing to a shareholder (other than publicly-traded Indebtedness or obligations) unless in either circumstance no Default or Event of Default exists prior to or would result after giving effect to such action.
(b)    Except (i) to the extent such an encumbrance or restriction is imposed by PUHCA, the rules and regulations promulgated thereunder or any order of the SEC issued pursuant thereto, (ii) as set forth on Schedule 7.18, or (iii) in connection with Non-Recourse Indebtedness of a Project Finance Subsidiary, the Borrower will not, and will not permit any of its Subsidiaries, directly or indirectly to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (1) pay dividends or make any other distribution on any of such Subsidiary’s capital stock owned by the Borrower or any Subsidiary of the Borrower; (2) pay any Indebtedness owed to the Borrower or any other Subsidiary; (3) make loans or advances to the Borrower or any other Subsidiary; or (4) transfer any of its property or assets to the Borrower or any other Subsidiary.

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Section 7.19    Reserved.
Section 7.20    Transactions with Affiliates. Except as is required by PUHCA or the rules and regulations promulgated thereunder, the Borrower will not, and will not permit any of its Subsidiaries to, enter into or be a party to any material transaction or arrangement with any Affiliate of such Person (other than the Borrower), including without limitation, the purchase from, sale to or exchange of Property with, any merger or consolidation with or into, or the rendering of any service by or for, any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon terms no less favorable to the Borrower or such Subsidiary than could be obtained in a similar transaction involving a third-party.
Section 7.21    Compliance with Laws. Without limiting any of the other covenants of the Borrower in this Section 7, the Borrower will, and will cause each of its Subsidiaries to, conduct its business, and otherwise be, in compliance with all applicable laws, regulations, ordinances and orders of any governmental or judicial authorities; provided, however, that neither the Borrower nor any Subsidiary of the Borrower shall be required to comply with any such law, regulation, ordinance or order if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
Section 7.22    Pari-Passu. The Borrower will at all times cause the Obligations to rank at least pari passu with all other senior unsecured Indebtedness of the Borrower.
Section 7.23    Certain Subsidiaries. Unless pursuant to Indebtedness which is authorized pursuant to this Agreement, the Borrower will not, and the Subsidiaries of the Borrower will not, permit any creditor of a Project Finance Subsidiary to have recourse to the Borrower or any Subsidiary of the Borrower (other than such Project Finance Subsidiary) or any of their assets (other than (i) the stock or similar equity interest of the applicable Subsidiary or any Subsidiary which is an entity whose sole purpose and extent of business activities is to own the stock or similar equity interest of a Project Finance Subsidiary and (ii) with respect to a Permitted Derivative Obligation) other than recourse under Guaranties permitted pursuant to Section 7.15(i) hereof.
Section 7.24    Ratings. The Borrower will at all times this Agreement is in effect maintain a S&P Rating and a Moody’s Rating (or if one or both of such ratings are unavailable, rating(s) from such other recognized national rating agency or agencies as may be acceptable to the Administrative Agent and the Required Banks).
Section 7.25    Material Obligations. The Borrower (i) will duly pay and discharge, and cause each of its Subsidiaries to duly pay and discharge, at or before maturity, all of their respective obligations and liabilities, including tax liabilities, except for such obligations and/or liabilities (A) that may be the subject of a contest maintained in good faith by appropriate proceedings and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; provided that compliance with the obligation that is the subject of such contest is effectively stayed during such challenge and (B) the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect, (ii) will maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities, and (iii) will not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect.

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Section 7.26    Sanctions Laws and Regulations.
(a)    The Borrower shall not request any Loans, and the Borrower shall not use, and shall procure that its Subsidiaries and its and their respective directors, officers and employees shall not, directly or indirectly, use the proceeds of the Loans (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is the subject of any sanctions under any Sanctions Laws and Regulations, or (ii) in any other manner that would result in a violation of any Sanctions Laws and Regulations by any party to this Agreement.
(b)    The Borrower shall not knowingly permit any of the funds or assets of the Borrower that are used to pay any amount due pursuant to this Agreement to constitute funds obtained from transactions with or relating to Designated Persons or countries which are the subject of sanctions under any Sanctions Laws and Regulations.
SECTION 8.    EVENTS OF DEFAULT AND REMEDIES.
Section 8.1    Events of Default. Any one or more of the following shall constitute an Event of Default:
(a)    (i) default in the payment when due of any fees, interest or of any other Obligation not covered by clause (ii) below and such payment default continues for three (3) days or (ii) default in the payment when due of the principal amount of any Loan;
(b)    default by the Borrower or any Subsidiary in the observance or performance of any covenant set forth in Section 7.1, Section 7.6(d), Sections 7.9 through 7.12, Sections 7.14 through 7.20, and Sections 7.22, 7.23, 7.24 and 7.26 hereof;
(c)    default by the Borrower or any Subsidiary in the observance or performance of any provision hereof or of any other Credit Document not mentioned in (a) or (b) above, which is not remedied within thirty (30) days after notice thereof shall have been given to the Borrower by the Administrative Agent;
(d)    (i) failure to pay when due Indebtedness in an aggregate principal amount of $50,000,000 or more of the Borrower or any Material Subsidiary (other than any such Indebtedness which is Unguaranteed Non-Recourse Indebtedness) or (ii) default shall occur under one or more indentures, agreements or other instruments under which any Indebtedness of the Borrower or any of its Material Subsidiaries in an aggregate principal amount of $50,000,000 or more, and such default shall continue for a period of time sufficient to permit the holder or beneficiary of such Indebtedness or a trustee therefor to cause the acceleration of the maturity of any such Indebtedness or any mandatory unscheduled prepayment, purchase or funding thereof;
(e)    any representation or warranty made herein or in any other Credit Document by the Borrower or any Subsidiary of the Borrower, or in any statement or certificate furnished pursuant hereto or pursuant to any other Credit Document by the Borrower or any Subsidiary of the Borrower, or in connection with any Credit Document, proves untrue in any material respect as of the date of the issuance or making, or deemed making or issuance, thereof;

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(f)    the Borrower or any Material Subsidiary shall (i) fail to pay its debts generally as they become due or admit in writing its inability to pay its debts generally as they become due, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (iv) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it or any analogous action is taken under any other applicable law relating to bankruptcy or insolvency, (v) take any corporate action (such as the passage by its board of directors of a resolution) in furtherance of any matter described in parts (i)-(iv) above, or (vi) fail to contest in good faith any appointment or proceeding described in Section 8.1(g) hereof;
(g)    a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Material Subsidiary, or any substantial part of any of their Property, or a proceeding described in Section 8.1(f)(iv) hereof shall be instituted against the Borrower or any Material Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days;
(h)    the Borrower or any Material Subsidiary shall fail within thirty (30) days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $50,000,000, which is not stayed on appeal or otherwise being appropriately contested in good faith in a manner that stays execution thereon;
(i)    the Borrower or any other member of the Controlled Group shall (i) fail to pay when due an amount or amounts which it shall have become liable to the PBGC or to a Plan under Title IV of ERISA, or (ii) file notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $50,000,000 (collectively, a “Material Plan”) under Title IV of ERISA, or (iii) take any action with respect to a Plan that could result in the requirement of the Borrower or any of its Subsidiaries to furnish a bond to the PBGC or such Plan; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any other member of the Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or the occurrence of any event with respect to any Plan that could result in the incurrence by the Borrower or any other member of its Controlled Group of any material liability, fine or penalty; or any notice from any Plan that is a multiemployer plan that (i) such Plan is in reorganization, (ii) increased contributions may be required to avoid a reduction in Plan benefits or the imposition of an excise tax, (ii) any such Plan has been funded at a rate less than that required by the Code and ERISA, (iii) any such Plan is or may be terminated, or (iv) any such Plan is or may become insolvent;
(j)    the Borrower or any Subsidiary of the Borrower or any Person acting on behalf of the Borrower, a Subsidiary or any governmental authority challenges the validity of any Credit Document or the Borrower’s or one of its Subsidiary’s obligations thereunder or any Credit Document ceases to be in full force and effect or is modified other than in accordance with the terms thereof and hereof;

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(k)    a Change of Control Event shall have occurred; or
(l)    the Borrower shall for any reason cease to be wholly liable for the full amount of the Obligations.
Section 8.2    Non-Bankruptcy Defaults. When any Event of Default other than those described in subsections (f) or (g) of Section 8.1 hereof has occurred and is continuing, the Administrative Agent shall, if so directed by the Required Banks, by written notice to the Borrower: (a) declare the principal of and the accrued interest on the Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, and all other Obligations, shall be and become immediately due and payable together with all other amounts payable under the Credit Documents without further demand, presentment, protest or notice of any kind and (b) automatically convert each Eurodollar Loan to a Base Rate Loan at the end of the Interest Period then in effect for such Eurodollar Loan. The Administrative Agent, after giving notice to the Borrower pursuant to Section 8.1(c) hereof or this Section 8.2, shall also promptly send a copy of such notice to the other Banks, but the failure to do so shall not impair or annul the effect of such notice.
Section 8.3    Bankruptcy Defaults. When any Event of Default described in subsections (f) or (g) of Section 8.1 hereof has occurred and is continuing, then all outstanding Notes, including both interest and principal thereon, and all other Obligations shall immediately become due and payable together with all other amounts payable under the Credit Documents without presentment, demand, protest or notice of any kind.
Section 8.4    Expenses. The Borrower agrees to pay to the Administrative Agent and each Bank, and any other holder of any Note outstanding hereunder, all reasonable and properly documented out-of-pocket costs and expenses incurred or paid by the Administrative Agent or such Bank or any such holder, including attorneys’ fees (including allocable fees of in house counsel) and court costs, in connection with (i) any amendment or waiver to the Credit Documents requested by the Borrower, (ii) any Default or Event of Default by the Borrower hereunder, or (iii) the enforcement of any of the Credit Documents.
SECTION 9.    CHANGE IN CIRCUMSTANCES.
Section 9.1    Change of Law. Notwithstanding any other provisions of this Agreement or any Note, if at any time after the date hereof any Change in Law makes it unlawful for any Bank to make or continue to maintain Eurodollar Loans or to perform its obligations as contemplated hereby, such Bank shall promptly give notice thereof to the Borrower and such Bank’s obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Bank to make or maintain Eurodollar Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon at a rate per annum equal to the interest rate applicable to such Loan; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may in the alternative elect to convert the principal amount of the affected Eurodollar Loans from such Bank into Base Rate Loans from such Bank, which Base Rate Loans shall not be made ratably by the Banks but only from such affected Bank.
Section 9.2    Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, the LIBO Rate. If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:
(a)    the Administrative Agent determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to major banks in the eurodollar interbank market for

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such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBO Rate, or
(b)    the Required Banks reasonably determine and so advise the Administrative Agent that the LIBO Rate as reasonably determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of funding their or its Eurodollar Loans for such Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Eurodollar Loans shall be suspended.
Section 9.3    Increased Cost and Reduced Return.
(a)    If, on or after the date hereof, any Change in Law:
(i)    shall subject any Bank (or its Lending Office) or the Administrative Agent to any tax, duty or other charge with respect to its Loans, its Notes or its obligation to make Loans, or shall change the basis of taxation of payments to any Bank (or its Lending Office) or the Administrative Agent of the principal of or interest on its Loans or participations therein or any other amounts due under this Agreement in respect of its Loans, participations therein or its obligation to make Loans (except for changes in the rate of tax on the overall net income or profits of such Bank or its Lending Office or the Administrative Agent imposed by the jurisdiction in which such Bank or its Lending Office or the Administrative Agent is incorporated or in which such Bank’s principal executive office or Lending Office or the Administrative Agent is located); or
(ii)    shall impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including, without limitation, any compulsory loan requirement, insurance charge or other assessment or any other such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Lending Office) or shall impose on any Bank (or its Lending Office) or on the interbank market any other condition affecting its Eurodollar Loans, its Notes or its participation in any thereof or its obligation to make Eurodollar Loans;
and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) or the Administrative Agent of making or maintaining any Loan or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) or the Administrative Agent under this Agreement or under its Notes with respect thereto, by an amount deemed by such Bank or the Administrative Agent to be material, then, within fifteen (15) days after demand by such Bank (with a copy to the Administrative Agent) or the Administrative Agent, the Borrower shall be obligated to pay to such Bank or the Administrative Agent such additional amount or amounts as will compensate such Bank or the Administrative Agent for such increased cost or reduction. In the event any law, rule, regulation or interpretation described above is revoked, declared invalid or inapplicable or is otherwise rescinded, and as a result thereof a Bank or the Administrative Agent is determined to be entitled to a refund from the applicable authority for any amount or amounts which were paid or reimbursed by the Borrower to such Bank or the Administrative Agent hereunder, such Bank or the Administrative Agent shall refund such amount or amounts to the Borrower without interest.

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(b)    If, after the date hereof, any Bank or the Administrative Agent shall have determined that any Change in Law regarding capital adequacy or liquidity requirements, (including, without limitation, any revision in the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 CFR Part 208, Appendix A; 12 CFR Part 225, Appendix A) or of the Office of the Comptroller of the Currency (12 CFR Part 3, Appendix A), or in any other applicable capital or liquidity rules heretofore adopted and issued by any governmental authority), has or would have the effect of reducing the rate of return on such Bank’s capital, or on the capital of any corporation controlling such Bank, as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such Change in Law (taking into consideration such Bank’s policies with respect to capital adequacy and liquidity) by an amount deemed by such Bank to be material, then from time to time, within fifteen (15) days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.
(c)    Each Bank that determines to seek compensation under this Section 9.3 shall notify the Borrower and the Administrative Agent of the circumstances that entitle the Bank to such compensation pursuant to this Section 9.3 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section 9.3 and setting forth the additional amount or amounts to be paid to it hereunder submitted to the Borrower and the Administrative Agent by such Bank in good faith shall be prima facie evidence of the amount of such compensation. In determining such amount, such Bank may use any reasonable averaging and attribution methods.
Section 9.4    Lending Offices. Each Bank may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified in its respective Administrative Questionnaire or in the assignment agreement which any assignee bank executes pursuant to Section 11.12 hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent, so long as such election does not increase costs or other amounts payable by the Borrower to such Bank hereunder.
Section 9.5    Discretion of Bank as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if each Bank had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the eurodollar interbank market having a maturity corresponding to such Loan’s Interest Period and bearing an interest rate equal to the LIBO Rate for such Interest Period.
SECTION 10.    THE AGENT.
Section 10.1    Appointment and Authorization of Administrative Agent. Each Bank hereby appoints JPMorgan Chase Bank, N.A. as the Administrative Agent under the Credit Documents and hereby authorizes the Administrative Agent to take such action as the Administrative Agent on its behalf and to exercise such powers under the Credit Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Credit Documents. The Administrative Agent is acting pursuant to a contractual relationship on an arm’s length basis and the duties of the Administrative Agent shall be mechanical and administrative in nature;

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the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Bank, the holder of any Note or any other Person; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.
Section 10.2    Administrative Agent and its Affiliates. The Administrative Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Credit Documents.
Section 10.3    Action by Administrative Agent. If the Administrative Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 7.6(d)(i) hereof, the Administrative Agent shall promptly give each of the Banks written notice thereof. The obligations of the Administrative Agent under the Credit Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 8.2 and 8.3 hereof. In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Credit Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Credit Document unless it shall be first indemnified to its reasonable satisfaction by the Banks against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified to the contrary in writing by a Bank or the Borrower. In all cases in which this Agreement and the other Credit Documents do not require the Administrative Agent to take certain actions, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action hereunder and thereunder.
Section 10.4    Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
Section 10.5    Liability of Administrative Agent; Credit Decision. Neither the Administrative Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or not taken by it in connection with the Credit Documents (i) with the consent or at the request of the Required Banks, or (ii) in the absence of its own gross negligence or willful misconduct (as proven by the final, non-appealable judgment of a court of competent jurisdiction). Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement, any other Credit Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any other party contained herein or in any other Credit Document; (iii) the satisfaction of any condition specified in Section 6 hereof; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Credit Document or of any other documents or writing furnished in connection with any Credit Document; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Credit Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Banks, the Borrower, or any other Person for the default or misconduct of any such

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agents or attorneys-in-fact selected with reasonable care. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any Compliance Certificate or other document or instrument received by it under the Credit Documents. The Administrative Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Bank acknowledges that it has independently and without reliance on the Administrative Agent or any other Bank, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Credit Documents. It shall be the responsibility of each Bank to keep itself informed as to the creditworthiness of the Borrower and any other relevant Person, and the Administrative Agent shall have no liability to any Bank with respect thereto.
Section 10.6    Indemnity. The Banks shall ratably, in accordance with their respective Percentages, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Credit Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent the Administrative Agent is promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Banks under this Section 10.6 shall survive termination of this Agreement.
Section 10.7    Resignation of Administrative Agent and Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Banks and the Borrower. Upon any such resignation of the Administrative Agent, the Required Banks shall have the right to appoint a successor Administrative Agent with the consent of the Borrower. If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be any Bank or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Credit Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder; provided, if the Administrative Agent shall notify the Borrower and the Banks that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Bank directly, until such time as the Required Banks appoint a successor Administrative Agent as provided for above. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Section 10 and all protective provisions of the other Credit Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent

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SECTION 11.    MISCELLANEOUS.
Section 11.1    Withholding Taxes.
(a)    Payments Free of Withholding. Subject to Section 11.1 (b) hereof, each payment by the Borrower under this Agreement or the other Credit Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient imposed by the jurisdiction in which the recipient is organized or conducts business (other than any jurisdiction in which the recipient is deemed to conduct business solely as the result of entering into this Agreement or any other Credit Document or receiving any payment or taking any action thereunder) and taxes imposed by FATCA). If any such withholding is so required, the Borrower shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon and, except with respect to taxes imposed by FATCA, forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Bank and the Administrative Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Bank or the Administrative Agent (as the case may be) would have received had such withholding not been made. If the Administrative Agent or any Bank pays any amount in respect of any such taxes, penalties or interest (other than taxes, penalties or interest imposed by FATCA), the Borrower shall reimburse the Administrative Agent or that Bank for that payment on demand in the currency in which such payment was made. If the Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Bank or the Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment. If any Bank or the Administrative Agent determines it has received or been granted a credit against or relief or remission for, or repayment of, any taxes paid or payable by it because of any taxes, penalties or interest paid by the Borrower and evidenced by such a tax receipt, such Bank or the Administrative Agent shall, to the extent it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as such Bank or the Administrative Agent determines is attributable to such deduction or withholding and which will leave such Bank or the Administrative Agent (after such payment) in no better or worse position than it would have been in if the Borrower had not been required to make such deduction or withholding. Nothing in this Agreement shall interfere with the right of each Bank and the Administrative Agent to arrange its tax affairs in whatever manner it thinks fit nor obligate any Bank or the Administrative Agent to disclose any information relating to its tax affairs or any computations in connection with such taxes, other than the information required to be disclosed pursuant to Section 11.1(d) hereof.
(b)    U.S. Withholding Tax Exemptions. Each Bank that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the date of the initial Borrowing hereunder two duly completed and signed copies of either Form W‑8BEN or Form W‑8ECI of the United States Internal Revenue Service. Thereafter and from time to time, each such Bank shall submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) requested by the Borrower in a written notice, directly or through the Administrative Agent, to such Bank and (ii) required under then current United States law or regulations to avoid or reduce United States federal withholding taxes on payments in respect of all amounts to be received by such Bank, including fees, pursuant to the Credit Documents or the Loans.

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(c)    Inability of Bank to Submit Forms. If any Bank determines, as a result of any Change in Law, that it is unable to submit to the Borrower or the Administrative Agent any form or certificate that such Bank is obligated to submit pursuant to subsection (b) or (d) of this Section 11.1 or that such Bank is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Bank shall promptly notify the Borrower and the Administrative Agent of such fact and the Bank shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.
(d)    FATCA Forms. If a payment made to a Bank under any Credit Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subsection (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(e)    Indemnification by the Banks. Each Bank shall severally indemnify the Administrative Agent, within ten (10) Business Days after demand therefor, for (i) any taxes attributable to such Bank (but only to the extent that Borrower has not already indemnified the Administrative Agent for such taxes and without limiting the obligation of Borrower to do so), and (ii) any taxes attributable to such Bank’s failure to comply with the provisions of Section 11.10(d)) relating to the maintenance of a Participant Register, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Credit Document or otherwise payable by the Administrative Agent to the Bank from any other source against any amount due to the Administrative Agent under this subsection (e).
(f)    FATCA. For purposes of determining withholding Taxes imposed under FATCA, from and after the Effective Date of this Agreement, the Borrower and the Administrative Agent shall treat (and the Banks hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a "grandfathered obligation" within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
Section 11.2    No Waiver of Rights. No delay or failure on the part of the Administrative Agent or any Bank or on the part of the holder or holders of any Note in the exercise of any power or right under any Credit Document shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise thereof preclude any other or further exercise of any other power or right, and the rights and remedies hereunder of the Administrative Agent, the Banks and the holder or holders of any Notes are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

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Section 11.3    Non-Business Day. If any payment of principal or interest on any Loan or of any other Obligation shall fall due on a day which is not a Business Day, interest or fees (as applicable) at the rate, if any, such Loan or other Obligation bears for the period prior to maturity shall continue to accrue on such Obligation from the stated due date thereof to and including the next succeeding Business Day, on which the same shall be payable.
Section 11.4    Documentary Taxes. The Borrower agrees that it will pay any documentary, stamp or similar taxes payable in respect to any Credit Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.
Section 11.5    Survival of Representations. All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and the other Credit Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.
Section 11.6    Survival of Indemnities. All indemnities and all other provisions relative to reimbursement to the Banks of amounts sufficient to protect the yield of the Banks with respect to the Loans, including, but not limited to, Section 2.11, Section 9.3 and Section 11.13 hereof, shall survive the termination of this Agreement and the other Credit Documents and the payment of the Loans and all other Obligations.
Section 11.7    Set-Off.
(a)    In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Bank and each subsequent holder of any Note is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, or otherwise fully matured, and in whatever currency denominated) and any other Indebtedness at any time held or owing by that Bank or that subsequent holder to or for the credit or the account of the Borrower, whether or not matured, against and on account of the obligations and liabilities of the Borrower to that Bank or that subsequent holder under the Credit Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Credit Documents, irrespective of whether or not (a) that Bank or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans or Notes and other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.
(b)    Each Bank agrees with each other Bank a party hereto that if such Bank shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans in excess of its ratable share of payments on all such obligations then outstanding to the Banks, then such Bank shall purchase for cash at face value, but without recourse, ratably from each of the other Banks such amount of the Loans, or participations therein, held by each such other Banks (or interest therein) as shall be necessary to cause such Bank to share such excess payment ratably with all the other Banks; provided, however, that if any such purchase is made by any Bank, and if such excess payment or part thereof is thereafter recovered from such purchasing Bank, the related purchases from the other Banks shall be

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rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.
Section 11.8    Notices.
(a)    Except as otherwise specified herein, all notices under the Credit Documents shall be in writing (including facsimile or by using Electronic Systems) and shall be given to a party hereunder at its address or facsimile number set forth below or such other address or facsimile number as such party may hereafter specify by notice to the Administrative Agent and the Borrower, given by courier, by United States certified or registered mail, by other telecommunication device capable of creating a written record of such notice and its receipt or, to the extent permitted in Section 11.8(b) hereof, Electronic Systems. Notices under the Credit Documents to the Banks shall be addressed to their respective addresses, facsimile or telephone numbers set forth on their respective Administrative Questionnaires or in the assignment agreement which any assignee bank executes pursuant to Section 11.12 hereof, and to the Borrower and to the Administrative Agent to:
If to the Borrower:
Black Hills Corporation
PO Box 1400
625 9th Street
Rapid City, South Dakota 57709
Attention: Brian G. Iverson
Facsimile: 605.721.2597
Telephone: 605.721.2305
with copies to:
Black Hills Corporation
PO Box 1400
625 9th Street
Rapid City, South Dakota 57709
Attention: Steven J. Helmers
Facsimile: 605.721.2550
Telephone: 605.721.2303
If to the Administrative Agent:
Notices shall be sent to the applicable address set forth on Part B of Schedule 4 hereto.
Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 11.8 or in the applicable Administrative Questionnaire and a confirmation of receipt of such facsimile has been received by the sender, (ii) if given by courier, when delivered, (iii) if given by mail, three (3) Business Days after such communication is deposited in the mail, registered with return receipt requested, addressed as aforesaid or (iv) if given by any other means, when delivered at the addresses specified or referred to in this Section 11.8; provided that any notice given pursuant to Section 2 hereof shall be effective only upon receipt during the recipient’s normal business hours. Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

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(b)    Notices and other communications to the Banks hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Bank. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Section 11.9    Counterparts. This Agreement may be executed in any number of counterpart signature pages, and by the different parties on different counterparts, each of which when executed shall be deemed an original but all such counterparts taken together shall constitute one and the same instrument. Delivery of an executed counterpart hereof via facsimile or electronic means shall for all purposes be as effective as delivery of an original counterpart.
Section 11.10    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign any of its rights or obligations under any Credit Document unless such assignation occurs in connection with a merger or acquisition by the Borrower which is otherwise permitted under the terms of this Agreement and the appropriate Credit Documents, if applicable, and the Borrower obtains the prior written consent of all of the Banks, which consent shall be in form and substance satisfactory to the Administrative Agent. No Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Banks. Any Bank may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that
(i)    except in the case of an assignment of the entire remaining amount of the assigning Bank’s Loans at the time owing to it or in the case of an assignment to a Bank or an Affiliate of a Bank or an Approved Fund with respect to a Bank, the principal outstanding balance of the Loan of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower, otherwise consents (each such consent not to be unreasonably withheld or delayed);

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(ii)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loan assigned;
(iii)    any assignment under this Section 11.10(b) must be approved by (i) the Administrative Agent (not to be unreasonably withheld) and (ii) unless the Person that is the proposed assignee is itself a Bank or an Affiliate of a Bank (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee) and/or an Event of Default has occurred and is continuing, the Borrower (not to be unreasonably withheld); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and
(iv)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire and any relevant tax forms.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 9.3 and 9.4 hereof with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with paragraph (d) of this Section. The Borrower shall execute and deliver to the assignee a Note upon written request from such assignee. The assignor shall promptly return to the Borrower its Note if after giving effect to such assignment no Obligations are owing to such assignor.
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and principal amounts of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Bank may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than an Ineligible Institution) (each, a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank

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shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in such Bank’s Loans or other obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver of the type described in Section 11.11(i) hereof that affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 9.3 and 9.4 hereof to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(a) hereof as though it were a Bank, provided such Participant agrees to be subject to Section 11.7(b) hereof as though it were a Bank.
(f)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 9.3 and 9.4 hereof than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Bank if it were a Bank shall not be entitled to the benefits of Section 9.4 hereof unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 9.4 hereof as though it were a Bank.
(g)    Certain Pledges. Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central banking authority; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.
(h)    Certain Funding Arrangements. Notwithstanding anything to the contrary contained herein, any Bank (a “Granting Bank”) may grant to a special purpose funding vehicle which is an Affiliate of such Bank (a “SPC”), identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Borrower, the option to provide to the

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Borrower all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Bank). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 11.10, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Bank or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section may not be amended without the written consent of the SPC.
(i)    Farm Credit System. Notwithstanding anything in this Section to the contrary, any bank that is a member of the Farm Credit System that: (x) has purchased a participation in the minimum amount of $10,000,000 on or after the Effective Date, (y) is, by written notice to the Borrower and the Administrative Agent (“Voting Participant Notification”), designated by the selling Bank as being entitled to be accorded the rights of a Voting Participant hereunder (any bank that is a member of the Farm Credit System so designated being called a “Voting Participant”) and (z) receives the prior written consent of the Borrower and the Administrative Agent to become a Voting Participant, shall be entitled to vote (and the voting rights of the selling Bank shall be correspondingly reduced), on a dollar for dollar basis, as if such participant were a Bank, on any matter requiring or allowing a Bank to provide or withhold its consent, or to otherwise vote on any proposed action. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant: (i) state the full name, as well as all contact information required of an Assignee as set forth in Exhibit D hereto, and (ii) state the dollar amount of the participation purchased. The Borrower and the Administrative Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this paragraph.
Section 11.11    Amendments. Any provision of the Credit Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Banks, and (c) if the rights or duties of the Administrative Agent are affected thereby, the Administrative Agent; provided that no amendment or waiver pursuant to this Section. 11.11 shall:
(i)    (A) increase, decrease or extend any Commitment of any Bank without the consent of such Bank or (B) reduce the amount of or postpone any fixed date for payment of any principal of or interest on any Loan (including the Termination Date) or of any fee or other Obligation payable hereunder without the consent of each Bank; and

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(ii)    unless signed by each Bank, change this Section 11.11, or the definition of Required Banks, or affect the number of Banks required to take any action under the Credit Documents or, with respect to the pro rata sharing of payments, amend Section 4.1 hereof or any other provision hereof relating to the pro rata sharing of payments.
Section 11.12    Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.
Section 11.13    Legal Fees, Other Costs and Indemnification. The Borrower agrees to pay all reasonable and properly documented out-of-pocket costs and expenses of the Arrangers and the Administrative Agent in connection with the preparation and negotiation of the Credit Documents (including past and future reasonable out-of-pocket expenses incurred by the Arrangers and the Administrative Agent in connection with the syndication of the transaction), including without limitation, the reasonable fees, charges and disbursements of counsel to the Administrative Agent, in connection with the preparation and execution of the Credit Documents, and any amendment, waiver or consent related hereto, whether or not the transactions contemplated herein are consummated. The Borrower further agrees to indemnify each Bank, the Administrative Agent, and their respective Affiliates, directors, agents, advisors, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto, and whether brought by a third-party or by the Borrower or any of its Affiliates) which any of them may incur or reasonably pay arising out of or relating to any Credit Document (including any relating to a misrepresentation by the Borrower under any Credit Document) or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan, other than to the extent arising from the gross negligence or willful misconduct of the party claiming indemnification as determined in a final, non-appealable judgment by a court of competent jurisdiction. The Borrower, upon demand by any of the Administrative Agent or a Bank at any time, shall reimburse the Administrative Agent or Bank for any reasonable legal or other expenses (including allocable fees and expenses of in-house counsel) incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified as determined in a final, non-appealable judgment by a court of competent jurisdiction, provided that with respect to legal costs and expenses incurred in connection with the enforcement of the rights of the Administrative Agent and the Banks under this Section 11.13, the Borrower shall only be obligated to pay the legal fees of the Administrative Agent and not of any other Bank. To the fullest extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against the Administrative Agent and its Affiliates, directors, agents, advisors, officers and employees, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.
Section 11.14    Entire Agreement. The Credit Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior or contemporaneous agreements, whether written or oral, with respect thereto are superseded thereby.
Section 11.15    Construction. The parties hereto acknowledge and agree that neither this Agreement nor the other Credit Documents shall be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of this Agreement and the other Credit Documents.

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Section 11.16    Governing Law. This Agreement and the other Credit Documents, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of New York.
Section 11.17    SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. THE BORROWER HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.
Section 11.18    Replacement of Bank. Each Bank agrees that, upon the occurrence of any event set forth in Sections 9.1, 9.3 and 11.1 hereof, such Bank will use reasonable efforts to book and maintain its Loans through a different Lending Office or to transfer its Loans to an Affiliate with the objective of avoiding or minimizing the consequences of such event; provided that such booking or transfer is not otherwise disadvantageous to such Bank as determined by such Bank in its sole and absolute discretion. If any Bank has demanded to be paid additional amounts pursuant to Sections 9.1, 9.3 and 11.1 hereof, and the payment of such additional amounts are, and are likely to continue to be, more onerous in the reasonable judgment of the Borrower than with respect to the other Banks, then the Borrower shall have the right at any time when no Default or Event of Default shall have occurred and be continuing to seek one or more financial institutions which are not Affiliates of the Borrower (each, a “Replacement Bank”) to purchase with the written consent of the Administrative Agent (which consent shall not be (x) required if such proposed Replacement Bank is already a Bank, or an Affiliate of a Bank, or (y) unreasonably delayed or withheld) the outstanding Loans of such Bank (the “Affected Bank”), and if the Borrower locates a Replacement Bank, the Affected Bank shall, upon
(i)    prior written notice to the Administrative Agent,
(ii)    (i) payment to the Affected Bank of the purchase price agreed between it and the Replacement Bank (or, failing such agreement, a purchase price in the amount of the outstanding principal amount of the Affected Bank’s Loans and accrued interest thereon to the date of payment) by the Replacement Bank plus (ii) payment by the Borrower of all Obligations (other than principal and interest with respect to Loans) then due to the Affected Bank or accrued for its account hereunder or under any other Credit Document,
(iii)    satisfaction of the provisions set forth in Section 11.10 hereof, and
(iv)    payment by the Borrower to the Affected Bank and the Administrative Agent of all reasonable out-of-pocket expenses in connection with such assignment and assumption (including the recordation fee described in Section 11.10 hereof),

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be deemed without any further action to have assigned and delegated all its rights and obligations under this Agreement and any other Credit Document to which it is a party (including its outstanding Loans) to the Replacement Bank (such assignment to be made without recourse, representation or warranty), and the Replacement Bank shall assume such rights and obligations, whereupon the Replacement Bank shall in accordance with Section 11.10 hereof become a party to each Credit Document to which the Affected Bank is a party and shall have the rights and obligations of a Bank thereunder and the Affected Bank shall be released from its obligations hereunder and each other Credit Document to the extent of such assignment and delegation.
Notwithstanding the foregoing, with respect to a Bank that is a Defaulting Bank or an Impacted Bank, the Borrower or the Administrative Agent may obtain a Replacement Bank and execute an Assignment on behalf of such Defaulting Bank or an Impacted Bank at any time and without prior notice to such Defaulting Bank or an Impacted Bank and cause its Loans to be sold and assigned at par. Upon any such assignment and payment and compliance with the other provisions of Section 11.10 hereof, such replaced Bank shall no longer constitute a “Bank” for purposes hereof; provided, any rights of such replaced Bank to indemnification hereunder shall survive.
Section 11.19    Confidentiality. The Administrative Agent and the Banks shall hold all non-public information provided to them by the Borrower pursuant to or in connection with this Agreement in accordance with their customary procedures for handling confidential information of this nature, but may make disclosure to any of their agents, attorneys-in-fact, examiners, regulators, non-governmental self-regulatory authorities, Affiliates, outside auditors, counsel and other professional advisors in connection with this Agreement or any other Credit Document or as reasonably required by any potential bona fide transferee, participant or assignee, or in connection with the exercise of remedies under a Credit Document, or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 11.19), or to any nationally recognized rating agency that requires access to information about a Bank’s investment portfolio in connection with ratings issued with respect to such Bank, or as requested by any governmental agency, non-governmental self-regulatory authority or representative thereof or pursuant to legal or regulatory process; provided, however, that unless specifically prohibited by applicable law or court order, or in connection with any supervising examination, the Administrative Agent and each Bank shall use reasonable efforts to promptly notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of the Administrative Agent or such Bank by such governmental agency) for disclosure of any such non-public information and, where practicable, prior to disclosure of such information. Prior to any such disclosure pursuant to this Section 11.19, the Administrative Agent and each Bank shall require any such bona fide transferee, participant and assignee receiving a disclosure of non-public information to agree, for the benefit of the Borrower, in writing to be bound by this Section 11.19; and to require such Person to require any other Person to whom such Person discloses such non-public information to be similarly bound by this Section 11.19. Notwithstanding anything herein to the contrary, “confidential information” shall not include, and the Administrative Agent and each Bank may disclose to any and all persons, without limitation of any kind, (i) information that has been publicly disclosed or has become public without breach of this Section 11.19 and (ii) information that now or hereafter becomes available to such Bank on a non-confidential basis from a source other than the Borrower.
Section 11.20    Rights and Liabilities of Arrangers. None of the Arrangers shall have any special rights, powers, obligations, liabilities, responsibilities or duties under this Agreement as a result of acting in the capacities of arranger or bookrunner, other than those applicable to them in their capacity as Banks hereunder (if any). Without limiting the foregoing, none of the Arrangers shall have or be deemed to have a fiduciary relationship with any Bank. Each Bank hereby makes the same acknowledgments and

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undertakings with respect to the Arrangers as it makes with respect to the Administrative Agent and any directors, officers, agents and employees of the Administrative Agent in Section 10.5 hereof.
Section 11.21    Relationship. Neither the Administrative Agent nor any Bank has any fiduciary relationship or duty to the Borrower or any of its Subsidiaries arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Administrative Agent or any Bank and the Borrower or any of its Subsidiaries by virtue of, any Credit Document or any transaction contemplated therein. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Banks and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
The Borrower and each of its Subsidiaries understand that the Administrative Agent, each Bank and each of their respective affiliates (the Administrative Agent or such Bank, as the case may be, together with its affiliates, each referred to herein as a “Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research). Members of each Group and businesses within each Group generally act independently of each other, both for their own account and for the account of clients. Accordingly, there may be situations where parts of a Group and/or their clients either now have or may in the future have interests, or take actions, that may conflict with the interests of the Borrower or one of its Subsidiaries. For example, a Group may, in the ordinary course of business, engage in trading in financial products or undertake other investment businesses for their own account or on behalf of other clients, including without limitation, trading in or holding long, short or derivative positions in securities, loans or other financial products of the Borrower, its Subsidiaries or its affiliates or other entities connected with the Loans or the transactions contemplated hereby.
In recognition of the foregoing, the Borrower, for itself and on behalf of its Subsidiaries, agrees no Group is required to restrict its activities as a result of this Agreement and that each Group may undertake any business activity without further consultation with or notification to the Borrower or any of its Subsidiaries. Neither this Agreement nor the receipt by the Administrative Agent or any Bank of confidential information nor any other matter will give rise to any fiduciary, equitable or contractual duties (including but not limited to any duty of trust or confidence) that would prevent or restrict a Group from acting on behalf of other customers or for its own account. Furthermore, the Borrower, for itself and on behalf of its Subsidiaries, agrees that no Group and no member or business of a Group is under a duty to disclose to the Borrower or any of its Subsidiaries or use on behalf of the Borrower or any of its Subsidiaries any information whatsoever about or derived from those activities or to account for any revenue or profits obtained in connection with such activities. However, consistent with each Group’s long-standing policy to hold in confidence the affairs of its customers, no Group will use confidential information obtained from the Borrower or any of its Subsidiaries except in connection with its services to, and its relationship with, the Borrower and its Subsidiaries; provided, that each Group will be free to disclose information in any manner as required by law, regulation, regulatory authority or other applicable judicial or government order.
Section 11.22    Severability of Provisions. Any provision in this Agreement or any other Credit Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Agreement and the other Credit Documents are declared to be severable.
Section 11.23    Patriot Act Notice. Each Bank that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies the

US.55648218.03

Borrower that pursuant to the requirements of the Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

– Remainder of Page Intentionally Left Blank; Signature Page Follows –

US.55648218.03

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed and delivered in New York, New York by their duly authorized representatives as of the day and year first above written.

BORROWER:

BLACK HILLS CORPORATION,
a South Dakota corporation

By: /s/ Kimberly F. Nooney
Name: Kimberly F. Nooney
Title: Vice President & Treasurer

Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as the Administrative Agent and a Bank

By: /s/ Justin Martin
Name: Justin Martin
Title: Authorized Officer

Credit Agreement

COBANK, ACB,
as a Bank

By: /s/ John H. Kemper
Name: John H. Kemper
Title: Vice President

Credit Agreement

SCOTIA BANK (IRELAND) LIMITED,
as a Bank

By: /s/ Clive Sinnamon
Name: Clive Sinnamon
Title: Director

By: /s/ David Muldoon
Name: David Muldoon
Title: Director

Credit Agreement

THE BANK OF NOVA SCOTIA,
as a Bank

By: /s/ Thane Rattew
Name: Thane Rattew
Title: Managing Director

Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as a Bank

By: /s/ Maria Ferradas
Name: Maria Ferradas
Title: Vice President

Credit Agreement

U.S. BANK NATIONAL ASSOCIATION,
as a Bank

By: /s/ John M. Eyerman
Name: John M. Eyerman
Title: Vice President

Credit Agreement

WELLS FARGO BANK, N.A.,
as a Bank

By: /s/ Nick Brokke
Name: Nick Brokke
Title: Vice President

Credit Agreement

EXHIBIT A
NOTE
April 13, 2015
FOR VALUE RECEIVED, the undersigned, Black Hills Corporation, a South Dakota corporation (“Borrower”), promises to pay to the order of [_________________] (the “Bank”) on the Termination Date of the hereinafter defined Credit Agreement, at the principal office of JPMorgan Chase Bank, N.A., in accordance with Section 4.1 of the Credit Agreement (as hereafter defined), the aggregate unpaid principal amount of all Loans made by the Bank to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.
The Bank shall record on its books or records or on a schedule attached to this Note, which is a part hereof, each Loan made by it pursuant to the Credit Agreement, together with all payments of principal and interest and the principal balances from time to time outstanding hereon, whether the Loan is a Base Rate Loan or a Eurodollar Loan, and the interest rate and Interest Period applicable thereto, provided that prior to the transfer of this Note all such amounts shall be recorded on a schedule attached to this Note. The record thereof, whether shown on such books or records or on a schedule to this Note, shall be prima facie evidence of the same; provided, however, that the failure of the Bank to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made to it pursuant to the Credit Agreement together with accrued interest thereon.
This Note is one of the Notes referred to in the Credit Agreement dated as of April 13, 2015, among, inter alia, the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and the financial institutions party thereto (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of New York.
Prepayments may be made hereon and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.
- Remainder of Page Intentionally Left Blank; Signature Page Follows -

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

BORROWER:
BLACK HILLS CORPORATION,
a South Dakota corporation

By:
Name: David R. Emery
Title: Chairman, President and CEO

EXHIBIT B
COMPLIANCE CERTIFICATE
This Compliance Certificate is furnished to JPMorgan Chase Bank, N.A., as Administrative Agent pursuant to the Credit Agreement dated as of April 13, 2015, among, inter alia, Black Hills Corporation, a South Dakota corporation (“Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent, and the financial institutions party thereto (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.
THE UNDERSIGNED HEREBY CERTIFIES THAT:
1.    I am the duly elected or appointed ______________________of the Borrower;
2.    I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;
3.    The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and
4.    Schedule 1 attached hereto sets forth financial data and computations evidencing compliance with certain covenants of the Credit Agreement, all of which data and computations are true, complete and correct. All computations are made in accordance with the terms of the Credit Agreement.
Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule 1 hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ___________day of __________, 20__.
____________________________

SCHEDULE 1 TO COMPLIANCE CERTIFICATE
Compliance Calculations for Credit Agreement
CALCULATION AS OF ________ __,20__

A.	Liens (Sec. 7.9(c), (d), and (g))
	1. Liens securing taxes or assessments or other government charges or levies equal to or less than $50,000,000 (Section 7.9(c))	_____________	(Answer should be yes)
	2. Liens securing judgments or awards or surety or appeal bonds issued in connection therewith equal to or less than $50,000,000 (Section 7.9(d))	_____________	(Answer should be yes)

3. Is the aggregate amount of Indebtedness and other obligations consisting of (i) the deferred purchase price of newly acquired property or incurred to finance the acquisition of personal property of the Borrower used in the ordinary course of business of the Borrower, (ii) Capitalized Lease Obligations, and (iii) the performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on performance bonds which is secured by Liens equal to or less than 5% of Consolidated Assets as reflected on the most recent balance sheet delivered by the Borrower (Section 7.9(g))
		_____________	(Answer should be yes)
B.	Sale and Leasebacks (Section 7.11)
	1. Aggregate obligations under all Sale and Leasebacks arrangements (other than synthetic lease transactions excluded by Section 7.11)	$____________	(Line B1 not to exceed $50,000,000)
C.	Sale of Assets (Section 7.12)
	1. Net book value of assets (other than as permitted in Section 7.12(a)(i)-(v)) sold during this fiscal year	$____________	(Line C1 not to exceed 10% of total Consolidated Assets)
D.	Permitted Investments (Section 7.14)

	1. Aggregate amount of Investments in Persons engaged in the lines of business described in clause (xii) of Section 7.8 (Section 7.14(k))	$____________	(Line D1 not to exceed $50,000,000)
E.	Permitted Indebtedness (Section 7.15)

1. Secured Indebtedness except as set forth on Schedule 7.15(c): (i) of BHP or CLF&P, (ii) evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of personal property of the Borrower or a Subsidiary used in the ordinary course of business of the Borrower of a Subsidiary, (iii) constituting Capitalized Lease Obligations or with respect to synthetic (or similar type) lease transactions, or (iv) incurred in connection with the performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on performance bonds (Section 7.15(c))
		$____________	(Line E1 not to exceed 5% of Consolidated Assets)
	2. Intercompany loans owing by the Borrower (Section 7.15(e)(i)(x))	$____________	(Must be subordinated to Obligations)
F.	Recourse Leverage Ratio (Section 7.17)	$____________
	1. Consolidated Indebtedness	$____________
	2. Non-Recourse Indebtedness	$____________
	3. Recourse Indebtedness (Line F1 minus Line F2)	$____________
	4. Consolidated Net Worth	$____________
	5. Capital (Line F3 plus Line F4)	$____________
	6. Recourse Leverage Ratio	____:1.00	(ratio of (A) Line F3 to (B) Line F5 not to exceed 0.65 to 1.00)

EXHIBIT C
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Bank under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor: ______________________________

2.	Assignee: ______________________________ [and is an Affiliate/Approved Fund of [identify Bank]]

3.	Borrower(s): Black Hills Corporation

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.
Credit Agreement: The Credit Agreement dated as of April 13, 2015 among, inter alia, Black Hills Corporation, the Banks parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, as amended.

__________________________________

[1]	Select as applicable.

6.	Assigned Interest:

Amount of Loans of Assignor prior to Trade Date	Amount of Loans of Assignee prior to Trade Date	Amount of Loans Assigned	Amount of Loans of Assignor after Trade Date	Amount of Loans of Assignee after Trade Date
$	$	$	$	$

[7.	Trade Date: ______________]
Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By: ________________________________
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By: ________________________________
Title:

[Consented to and][3] Accepted:

JPMorgan Chase Bank, N.A., as
Administrative Agent

By: ________________________________
Title:

[Consented to:][4]
BLACK HILLS CORPORATION
By: ________________________________
Title:
__________________________________

[2]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1 to Assignment and Assumption
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
a.    Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.
1.2    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.6 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Bank, and (v) if it is not a United States person (as defined in Section 7701(a)(30) of the Code), it shall have attached to the Assignment and Assumption the documentation specified in Section 11.1(b) of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Bank.
b.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.
c.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D
FORM OF VOTING PARTICIPANT NOTIFICATION AND CONSENT
Voting Participant Notification and Consent
Reference is made to the Credit Agreement dated as of April 13, 2015 by and among, inter alia, Black Hills Corporation, a South Dakota corporation (“Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent, and the financial institutions party thereto (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.
Pursuant to Section 11.10(i) of the Credit Agreement, the Bank identified below hereby notifies Administrative Agent that it is designating the participant identified below as being entitled to be accorded the rights of a Voting Participant.

Bank:
Voting Participant:[5]
Full Legal Name:
Address for Notices:

Attention:
Amount of Participation Purchased	$

Date of Notification:

[5]
Voting Participants must be members of the Farm Credit System, have purchased a participation in the minimum amount of $[_________] on or after the Effective Date and have received the written consent of the Borrower and the Administrative Agent.

Voting Participant Notification and Consent

Bank	Voting Participant

By:	By:
Name:	Name:
Title:	Title:

Pursuant to Section [__] of the Credit Agreement, the undersigned hereby consent to the institution identified herein becoming a Voting Participant.

[Borrower]

By: ________________________________
Name:
Title:

[Administrative Agent]

By: ________________________________
Name:
Title:

SCHEDULE 2.1
COMMITMENTS

Bank	Commitment Amount	Pro Rata Share
JPMorgan Chase Bank, N.A.	$50,000,000	16.667%
CoBank, ACB	50,000,000	16.667%
Scotiabank (Ireland) Limited	25,000,000	8.333%
The Bank of Nova Scotia	25,000,000	8.333%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	50,000,000	16.667%
U.S. Bank National Association	50,000,000	16.667%
Wells Fargo Bank, N.A.	50,000,000	16.667%
TOTALS	$300,000,000	100.000%

SCHEDULE 4
ADMINISTRATIVE AGENT’S NOTICE AND PAYMENT INFORMATION
Part A – Payments
Loan Repayments, Interest, Fees:
Bank Name:    JPMorgan Chase Bank, N.A.
ABA/Routing No.:    XXXXXXXXXXXXX
Account No.:    # XXXXXXXXXXXX
Account Name:    XXXXXXXXXXXXX
Reference:     XXXXXXXXXXXXX
Attn:     XXXXXXXXXXXXX

Part B – Notices

Address for notices related to commitments, covenants or extensions of expiry/termination dates, notices related to Loans and Fees and for all Required Executed Documentation and Financial Information:

JPMorgan Chase Bank, N.A.
Loan Operations
10 South Dearborn, Floor L2
Chicago, IL, 60603-2300
Mail Code IL1-0010
Attention: XXXXXXXXXXX
Facsimile No.: XXXXXXXXX
Phone No.: XXXXXXXXXXX
Email: XXXXXXXXXXXXX

with a copy to (except with respect to routine borrowing notices, etc.):

JPMorgan Chase Bank, N.A.
10 South Dearborn, Floor 09
Mail Code IL1-0090
Chicago, IL  60603-2300
Attention: XXXXXXXXXXX
Credit Executive, Corporate Client Banking, Power and Utilities
Facsimile No.:  XXXXXXXXX
Phone No.: XXXXXXXXXXXX
Email: XXXXXXXXXXXXXX

and
JPMorgan Chase Bank, N.A.
Portfolio Management Administration
10 South Dearborn, 9th Floor
Mail Code IL1-0874
Chicago, IL 60603
Attention:  XXXXXXXXXX
Facsimile No.: XXXXXXXXX
Phone No.: XXXXXXXXXXX
Email: XXXXXXXXXXXXXX

SCHEDULE 5.2
EXISTING SUBSIDIARIES; MATERIAL SUBSIDIARIES

	Subsidiary Name	State of Organization	Borrower’s Ownership	Material Subsidiary
1.	Black Hills Cabresto Pipeline, LLC	Delaware	100%	NO
2.	Black Hills/Colorado Electric Utility Company, LP	Delaware	100%	YES
3.	Black Hills/Colorado Gas Utility Company, LP	Delaware	100%	NO
4.	Black Hills/Colorado Utility Company, LLC	Colorado	100%	YES
5.	Black Hills/Colorado Utility Company II, LLC	Colorado	100%	YES
6.	Black Hills Colorado IPP, LLC	South Dakota	100%	YES
7.	Black Hills Electric Generation, LLC	South Dakota	100%	YES
8.	Black Hills Exploration and Production, Inc.	Wyoming	100%	YES
9.	Black Hills Gas Resources, Inc.	Colorado	100%	NO
10.	Black Hills Gas Holdings Corp.	Colorado	100%	NO
11.	Black Hills/Iowa Gas Utility Company, LLC	Delaware	100%	YES
12.	Black Hills/Kansas Gas Utility Company, LLC	Kansas	100%	YES
13.	Black Hills Midstream, LLC	South Dakota	100%	NO
14.	Black Hills/Nebraska Gas Utility Company, LLC	Delaware	100%	YES
15.	Black Hills Non-regulated Holdings, LLC	South Dakota	100%	YES
16.	Black Hills Plateau Production, LLC	Delaware	100%	NO
17.	Black Hills Power, Inc.	South Dakota	100%	YES
18.	Black Hills Service Company, LLC	South Dakota	100%	NO
19.	Black Hills Shoshone Pipeline, LLC	Wyoming	100%	NO
20.	Black Hills Utility Holdings, Inc.	South Dakota	100%	YES
21.	Black Hills Wyoming, LLC	Wyoming	100%	NO
22.	Cheyenne Light, Fuel and Power Company	Wyoming	100%	YES
23.	Generation Development Company, LLC	South Dakota	100%	NO
24.	Mallon Oil Company, Sucursal Costa Rica	Costa Rica	100%	NO
25.	Wyodak Resources Development Corp.	Delaware	100%	NO

SCHEDULE 5.5
LITIGATION
None.

SCHEDULE 5.11
ENVIRONMENTAL MATTERS
None.

SCHEDULE 7.9
EXISTING LIENS

1.
BHP has granted a first mortgage lien in favor of the trustee on substantially all of the properties used in its electric utility business pursuant to that certain Restated and Amended Indenture of Mortgage and Deed of Trust dated as of September 1, 1999 between BHP and The Chase Manhattan Bank, as trustee (and any successor trustee thereunder), together with all amendments and supplemental indentures thereto.

2.
CLF&P has granted a first mortgage lien in favor of the trustee on substantially all of the properties used in its electric utility business pursuant to the CLF&P Indenture, together with all amendments and supplemental indentures thereto.

3.	Black Hills Exploration and Production, Inc. has granted security interests in various certificates of deposits for oil and gas leases and operations totaling less than $10,000 in aggregate.

4.
Wyodak Resources Development Corp. has granted a security interest in (a) a Treasury Note in the amount of $400,000 to secure its self-insurance permit for black lung liability and (b) certain equipment/software component package purchased from RDO Equipment Co.

SCHEDULE 7.14
EXISTING INVESTMENTS

As of February 28, 2015

1.	The Borrower holds investments in life insurance policies and nonqualified deferred compensation plan accounts in the amount of $5,802,178.

2.	BHP holds investments in life insurance policies and nonqualified deferred compensation plan accounts in the amount of $4,584,674.

3.	Wyodak Resources Developmental Corp. holds investments in life insurance policies in the amount of $634,120.

4.	Black Hills Exploration and Production, Inc. holds investments in affiliates in the amount of $5,911,312.

SCHEDULE 7.15(c)
EXISTING SECURED INDEBTEDNESS
None.

SCHEDULE 7.18
RESTRICTIONS ON DISTRIBUTIONS

1.
BHP’s Restated and Amended Indenture of Mortgage and Deed of Trust dated as of September 1, 1999 between BHP and The Chase Manhattan Bank, as trustee (and any successor trustee thereunder), together with all amendments and supplemental indentures thereto, requires that it only declare and pay dividends in cash or property out of unreserved and unrestricted retained earnings and it will not pay dividends when it is insolvent or the payment would render insolvency.

2.
The CLF&P Indenture requires that it only declare and pay dividends in cash or property out of unreserved and unrestricted retained earnings and it will not pay dividends when it is insolvent, the payment would render insolvency, or if an Event of Default exists or would exist immediately after declaring such dividend.

3.
If any of the following Subsidiaries incurs Indebtedness for borrowed money, unless authorized by the Public Utility Commissions or equivalent governmental authority in Kansas, Nebraska, Iowa and Colorado, such Subsidiary will be prohibited from paying dividends if such payment would reduce its stand-alone equity below 40% of its total long-term capitalization:

a.	Black Hills/Colorado Electric Utility Company, LP

b.	Black Hills/Colorado Gas Utility Company, LP

c.	Black Hills/Colorado Utility Company, LLC

d.	Black Hills/Colorado Utility Company II, LLC

e.	Black Hills/Iowa Gas Utility Company, LLC

f.	Black Hills/Kansas Gas Utility Company, LLC

g.	Black Hills/Nebraska Gas Utility Company, LLC

As of the date hereof, no such Subsidiaries have Indebtedness for borrowed money.